Exhibit 99.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

GFI GROUP INC.,

CME GROUP INC.,

COMMODORE ACQUISITION CORP.

AND

COMMODORE ACQUISITION LLC

DATED AS OF JULY 30, 2014

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of July 30, 2014 (this “Agreement”), is made and entered into among GFI Group Inc., a Delaware corporation (“GFI”), CME Group Inc., a Delaware corporation (“CME”), Commodore Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary (“Merger Sub 1”), and Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary (“Merger Sub 2”). CME, Merger Sub 1, Merger Sub 2 and GFI are referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms have the meanings given to them in Section 1.1.

RECITALS

WHEREAS, the Board of Directors of GFI (upon the unanimous recommendation of the Special Committee) has approved and declared advisable, fair to and in the best interests of its stockholders, this Agreement and the merger of Merger Sub 1 with and into GFI (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately following the Merger, the Surviving Corporation will then merge with and into Merger Sub 2 (the “Subsequent Merger” and together with the Merger, the “Combination”) in accordance with the applicable provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to, or concurrently with, the execution of this Agreement, and as a condition and inducement to CME’s willingness to enter into this Agreement, Jersey Partners Inc., a New York corporation (“JPI”), New JPI Inc., a Delaware corporation (“New JPI”), and each direct and indirect stockholder of IDB Buyer that Beneficially Owns GFI Common Stock (together with JPI and New JPI, the “JPI Stockholder Parties”), has executed a GFI Support Agreement in respect of shares of GFI Common Stock Beneficially Owned by the JPI Stockholder Parties, the form of which is attached hereto as Exhibit A;

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Combination shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);

WHEREAS, prior to the Closing, GFI will undertake an internal reorganization (i) pursuant to which any and all (a) assets of the IDB Business and (b) liabilities of any kind or nature relating to, arising out of or in connection with the IDB Business will be transferred to or retained by, as applicable, the GFI Subsidiaries that, after giving effect to such reorganization, will own and operate the IDB Business (such Subsidiaries, after giving effect to such reorganization, the “IDB Subsidiaries,” and the other GFI Subsidiaries, after giving effect to such reorganization, collectively with GFI, the “CME Retained Subsidiaries”), and (ii) following which the CME Retained Subsidiaries will own all of the assets, properties and rights of the Trayport Business and the FENICS Business and will not have any liabilities other than those exclusively related to, arising out of or in connection with the Trayport Business and the FENICS Business, all in accordance with the Pre-Closing Reorganization Steps Plan and the terms of this Agreement (the “Pre-Closing Reorganization”);

WHEREAS, immediately prior to the Closing, following an “(F) Reorganization” of JPI pursuant to which New JPI will become the record and Beneficial Owner of all of the shares of GFI Common Stock Beneficially Owned by JPI, Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary, will merge with and into New JPI, which will then merge with and into Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary (the “JPI Mergers”), each in accordance with the applicable provisions of the DGCL and the DLLCA and upon the terms and subject to the conditions set forth in the definitive merger agreement providing for the JPI Mergers (the “JPI Merger Agreement”); and

WHEREAS, immediately following the Closing, GFI Brokers Holdco Ltd, a Bermuda limited liability (“IDB Buyer”), will purchase from the Surviving Company the IDB Subsidiaries and assume certain liabilities (the “IDB Transaction”), upon the terms and subject to the conditions set forth in the definitive purchase agreement providing for the IDB Transaction (the “IDB Transaction Agreement”).

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS; THE MERGERS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Affiliate” means, with respect to any Person, at the time of determination, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agent Agreement” has the meaning set forth in Section 6.15(d).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Division” has the meaning set forth in Section 6.4(a).

“Antitrust Laws” has the meaning set forth in Section 6.4(a).

“Available Cash” means cash and cash equivalents of GFI and the GFI Subsidiaries wherever located and regardless of currency (with foreign currency translated to U.S. dollars at the then-current exchange rates); provided that any cash equivalents or amounts held in investment accounts shall be counted toward Available Cash at the liquidation value thereof and only to the extent such amounts are readily convertible into cash (wherever located and regardless of currency); provided, further, that Available Cash shall exclude any amounts paid or to be paid to GFI, and shall not be reduced by any amounts paid or to be paid by GFI, in each case at or prior to the Closing and in connection with any Debt Offer or Discharge with respect to the Senior Notes due 2018 pursuant to Section 6.15 (Actions with Respect to Existing GFI Indebtedness).

“Average Closing CME Stock Price” has the meaning set forth in Section 1.7(b).

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security or (ii) the power to dispose of, or to direct the disposition of, such Security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act, and the terms “Beneficially Owned” and “Beneficial Ownership” shall be construed accordingly. For the avoidance of doubt, CME shall not be deemed to be the Beneficial Owner of any GFI Common Stock by virtue of the GFI Support Agreement or the JPI Merger Agreement.

“Board of Directors” means the board of directors of any specified Person.

“Burdensome Condition” has the meaning set forth in Section 6.4(c).

“Business Day” means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in the City of Chicago, Illinois or the City of New York, New York.

“Certificate” has the meaning set forth in Section 1.7(c).

“Certificate of Merger” has the meaning set forth in Section 1.4.

“Change in Recommendation” has the meaning set forth in Section 6.2.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“CME” has the meaning set forth in the Preamble.

“CME Class A Common Stock” means class A common stock, par value $0.01 per share, of CME.

“CME Disclosure Letter” has the meaning set forth in Article IV.

“CME Financial Statements” means the consolidated financial statements of CME and the CME Subsidiaries included in the CME SEC Documents together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of CME for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“CME Identified Representations” means Section 4.1, Section 4.2, Section 4.3, Section 4.4(a)(i) and Section 4.10.

“CME Material Adverse Effect” means, with respect to CME, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially impair or delay the ability of CME, Merger Sub 1 or Merger Sub 2 to perform their obligations under this Agreement or to consummate the Transactions or (b) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of CME and the CME Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which CME and the CME Subsidiaries operate, (iv) any effect arising out of a change in GAAP or Law, (v) the announcement or pendency of this Agreement and the Transactions or the identity of GFI, other than for purposes of Section 4.4 (No Violations; Consents and Approvals), including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (vi) changes in the market price or trading volume of CME Class A Common Stock on Nasdaq (provided that this clause (vi) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a CME Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (vii) any failure by CME to meet any estimates or outlook of revenues or earnings or other financial projections (provided that this clause (vii) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a CME Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (viii) natural disasters or (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, except, in the case of clauses (i), (ii), (iii), (iv), (viii) and (ix) above, to the extent CME and the CME Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which CME and the CME Subsidiaries operate.

“CME Retained Subsidiaries” has the meaning set forth in the Recitals.

“CME RSU” has the meaning set forth in Section 1.8.

“CME SEC Documents” has the meaning set forth in Section 4.5.

“CME Subsidiary” means a Subsidiary of CME.

“Code” has the meaning set forth in the Recitals.

“Combination” has the meaning set forth in the Recitals.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(c).

“Consent Solicitation” has the meaning set forth in Section 6.15(b).

“Constituent Documents” means with respect to any entity, its certificate or articles of association or incorporation, bylaws and any similar charter or other organizational documents of such entity.

“Contaminants” means any undocumented code, disabling mechanism or protection feature designed to prevent its use, including any undocumented clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, back door (including capabilities that permit non-administrative users to gain unrestricted access or administrative rights to Software or that otherwise bypasses security or audit controls), time bomb or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage, or disable Software or data, other software operating systems, computers or equipment with which the Software interacts.

“Continuing Employee” means each individual who is employed by GFI or any GFI Subsidiary immediately before the Effective Time and who remains employed by the Surviving Company or any of its Subsidiaries immediately following the consummation of the IDB Transaction.

“Continuing Employee RSU” has the meaning set forth in Section 3.3(b).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated December 20, 2010, among GFI and GFI Holdings Limited, as borrowers, GFI Subsidiaries named therein, as guarantors, Bank of America, N.A., as administrative agent, Barclays Bank Plc and The Royal Bank of Scotland PLC, as co-syndication agents, the other lenders party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as joint lead arrangers and joint book running managers.

“D & O Insurance” has the meaning set forth in Section 6.8(b).

“Debt Offer” has the meaning set forth in Section 6.15(b).

“Debt Offer Documents” has the meaning set forth in Section 6.15(b).

“DLLCA” has the meaning set forth in the Recitals.

“DGCL” has the meaning set forth in the Recitals.

“Discharge” has the meaning set forth in Section 6.15(c).

“Disinterested Stockholder Approval” has the meaning set forth in Section 3.4(c).

“Effective Time” has the meaning set forth in Section 1.4.

“Environmental Law” means any foreign, federal, state or local Law, treaty, decree, injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health and safety (as it relates to Releases or threatened Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release, threatened Release of, or exposure to, Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to or necessary under applicable Environmental Laws.

“Equity Rights” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, Securities or earnings of such Person, including, in the case of GFI, the GFI RSUs and the GFI Stock Options.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with GFI or any GFI Subsidiary would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Estimated Closing Certificate” has the meaning set forth in Section 6.18.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.1(a).

“Exchange Fund” has the meaning set forth in Section 2.1(a).

“Exchange Ratio” has the meaning set forth in Section 1.7(b).

“Expenses” has the meaning set forth in Section 6.7.

“FENICS Business” means the business of developing, marketing and licensing to customers a suite of software that facilitates pricing, analytics, risk management, connectivity and straight-through processing and lifecycle management of foreign exchange options, as well as the sale or license of FENICS Business and IDB Business market data, in each case as conducted by GFI and the GFI Subsidiaries immediately prior to the date of this Agreement (subject to any changes permitted or required in accordance with Section 5.1).

“Foreign Competition Laws” has the meaning set forth in Section 3.6(b).

“Foreign GFI Benefit Plan” has the meaning set forth in Section 3.16(k).

“Form S-4” has the meaning set forth in Section 3.10.

“FTC” has the meaning set forth in Section 6.4(a).

“GAAP” has the meaning set forth in Section 3.7(b).

“GFI” has the meaning set forth in the Preamble.

“GFI Benefit Plans” has the meaning set forth in Section 3.16(a).

“GFI Common Stock” means the common stock, par value $0.01 per share, of GFI.

“GFI Contracts” has the meaning set forth in Section 3.19(b).

“GFI Disclosure Letter” has the meaning set forth in Article III.

“GFI Financial Statements” means the consolidated financial statements of GFI and the GFI Subsidiaries included in the GFI SEC Documents together, in the case of year-end statements, with reports thereon by PricewaterhouseCoopers LLP, the independent auditors of GFI for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“GFI Identified Representations” means Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6(a)(i) and Section 3.25.

“GFI Improvements” has the meaning set forth in Section 3.15.

“GFI Leased Real Property” means all real property interests leased by GFI or any of the GFI Subsidiaries.

“GFI License Agreements” has the meaning set forth in Section 3.18(b).

“GFI Owned Intellectual Property” means Intellectual Property owned by GFI or a GFI Subsidiary.

“GFI Permits” has the meaning set forth in Section 3.13(a).

“GFI Recommendation” has the meaning set forth in Section 6.2.

“GFI Registered Intellectual Property” has the meaning set forth in Section 3.18(a).

“GFI RSU” means restricted stock units of GFI issued under the GFI Stock Plans.

“GFI SEC Documents” has the meaning set forth in Section 3.7(a).

“GFI Stock Option” means an option to purchase shares of GFI Common Stock issued under the GFI Stock Plans.

“GFI Stock Plans” means the Amended and Restated GFI 2008 Equity Incentive Plan, 2008 Equity Incentive Plan, 2004 Equity Incentive Plan, 2002 Stock Option Plan and 2000 Stock Option Plan.

“GFI Stockholder Approval” has the meaning set forth in Section 3.4(c).

“GFI Stockholders Meeting” has the meaning set forth in Section 6.2.

“GFI Subsidiary” has the meaning set forth in Section 3.2(a).

“GFI Support Agreement” means the GFI Support Agreement, the form of which is attached hereto as Exhibit A.

“Governmental Entity” means any supranational, national, state, commonwealth, province, territory, county, municipal, district or local government (including any subdivision, court, administrative agency or commission or other authority thereof), governmental official (such as a state attorney general), or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organization, including the SEC, European Union, Commodity Futures Trading Commission, UK Financial Conduct Authority, or any state or banking securities bureau or department, or any regulatory body appointed by any of the foregoing, in each case in any jurisdiction.

“Hazardous Substances” means all substances, materials, contaminants, pollutants, wastes defined as “hazardous” or “toxic,” other otherwise defined, regulated or included under or pursuant to any Environmental Law, including any such constituents defined as “oils,” “pollutants” or “contaminants” in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, and also including mold, radon or greenhouse gases.

“HSR Act” has the meaning set forth in Section 3.6(b).

“IDB Business” means the business of GFI and the GFI Subsidiaries (including all corporate overhead and administrative support functions) other than the Trayport Business and the FENICS Business.

“IDB Buyer” has the meaning set forth in the Recitals.

“IDB Employee” means each current or former employee of GFI or any GFI Subsidiary, in each case exclusive of Continuing Employees.

“IDB Option” has the meaning set forth in Section 6.6(e)(i).

“IDB RSU” has the meaning set forth in Section 6.6(e)(i).

“IDB Subsidiaries” has the meaning set forth in the Recitals.

“IDB Transaction” has the meaning set forth in the Recitals.

“IDB Transaction Agreement” has the meaning set forth in the Recitals.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person and its Subsidiaries for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes, mortgages or similar instruments or securities, (iii) all obligations of such Person and its Subsidiaries issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person and its Subsidiaries to creditors for inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (iv) all lease obligations of such Person and its Subsidiaries capitalized on the books and records of such Person or any of its Subsidiaries, (v) all obligations of others secured by a Lien on property or assets owned or acquired by such Person or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed, (vi) all letters of credit or performance bonds issued for the account of such Person or any of its Subsidiaries (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds, (c) surety bonds and customs bonds and (d) clearing house guarantees) and (vii) all guarantees and arrangements having the economic effect of a guarantee of such Person or any of its Subsidiaries of any Indebtedness of any other Person, other than clearing house guarantees. Notwithstanding the foregoing, “Indebtedness” shall not include intercompany indebtedness, obligations or liabilities between either (A) GFI or one of the wholly-owned GFI Subsidiaries on the one hand, and another wholly-owned GFI Subsidiary on the other hand or (B) CME or one of the wholly-owned CME Subsidiaries on the one hand, and another wholly-owned CME Subsidiary on the other hand.

“Indemnified Persons” has the meaning set forth in Section 6.8(a).

“Indenture” means the Indenture, dated as of July 19, 2011, between GFI and The Bank of New York Mellon Trust Company, N. A., as Trustee, relating to the Senior Notes due 2018, together with any supplemental indentures thereunder and including the terms and provisions of the Senior Notes due 2018.

“Independent Director RSU” means a GFI RSU held by a non-employee director of GFI.

“Intellectual Property” means (i) trademarks, service marks, trade names, internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, “Trademarks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (including any registrations and applications for any of the foregoing) (collectively, “Copyrights”); (iv)

computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code), databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) relating to any of the foregoing (collectively, “Software”); and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, “Trade Secrets”).

“Intervening Event” has the meaning set forth in Section 6.5(f).

“IRS” means the Internal Revenue Service.

“JPI” has the meaning set forth in the Recitals.

“JPI Mergers” has the meaning set forth in the Recitals.

“JPI Merger Agreement” has the meaning set forth in the Recitals.

“JPI Stockholder Parties” has the meaning set forth in the Recitals.

“Knowledge of CME” means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1(a) of the CME Disclosure Letter as of the date hereof.

“Knowledge of GFI” means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1(a) of the GFI Disclosure Letter as of the date hereof.

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, statutory instrument, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law, derivatives law, commodities law and law of any foreign jurisdictions.

“Leases” means leases, subleases, licenses and occupancy agreements for real property, including the GFI Leased Real Property.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means, with respect to GFI, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially impair or delay the ability of GFI to perform its obligations under this Agreement or to consummate the Transactions or (b) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of (1) GFI and the GFI Subsidiaries, (2) the Trayport Business and the FENICS Business or (3) the CME Retained Subsidiaries, in each case taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which such entity and its Subsidiaries operate, (iv) any effect arising out of a change in GAAP or Law, (v) the announcement or pendency of this Agreement and the Transactions or the identity of CME, other than for purposes of Section 3.6 (No Violations; Consents and Approvals), including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (vi) changes in the market price or trading volume of GFI Common Stock on the NYSE (provided that this clause (vi) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (vii) any failure by GFI to meet any estimates or outlook of revenues or earnings or other financial projections (provided that this clause (vii) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (viii) natural disasters or (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, except, in the case of clauses (i), (ii), (iii), (iv), (viii) and (ix) above, to the extent such entity and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which such entity and its Subsidiaries operate.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.7(b).

“Merger Sub 1” has the meaning set forth in the Preamble.

“Merger Sub 2” has the meaning set forth in the Preamble.

“Nasdaq” means NASDAQ OMX Group, Inc.’s “NASDAQ Global Select Market.”

“New JPI” has the meaning set forth in the Recitals.

“Notice” means all notices, filings and acknowledgements other than with respect to an Antitrust Law that are required to be filed with or provided to or obtained from any Regulatory Authority in order to the consummate the Transactions.

“NYSE” has the meaning set forth in Section 6.17.

“OFAC” has the meaning set forth in Section 3.23.

“Open Source Software” means computer software that is distributed as “free software,” “open source software” or under a “copyleft” agreement or is otherwise subject to the terms of any license which requires, as a condition on the use, copying, modification and/or distribution of such computer software that such item, (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributed at no or minimal charge.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, subpoena, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, of any executive body, Governmental Entity or Self-Regulatory Organization.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Per Share Price” has the meaning set forth in Section 1.7(b).

“Permitted Liens” means (i) Liens for Taxes and other governmental charges not yet due and payable and Liens for Taxes and other governmental charges being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the GFI Financial Statements, (ii) inchoate mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens with respect to obligations incurred in the ordinary course of business consistent with past practice that are not yet due and payable or that are being contested in good faith, (iii) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality that do not, individually or in the aggregate, materially impair the use or value of the property subject thereto, (iv) non-exclusive licenses to Intellectual Property in the ordinary course of business consistent with past practices, (v) transfer restrictions on any Securities of GFI imposed by securities Laws and (vi) any other Liens (a) for which adequate reserves have been established in accordance with GAAP in the GFI Financial Statements for the most recent fiscal period ended prior to the date hereof or (B) which are incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the conduct of the business of GFI and the GFI Subsidiaries as currently conducted or currently proposed to be conducted.

“Person” means an individual, corporation, limited liability company, company, body corporate, partnership (whether or not having separate legal personality), association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Personal Information” means information from or about an individual person or device the use, aggregation, holding or management of which is restricted under any applicable Law, including an individual person’s or device’s (i) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier and any other data used or intended to be used to identify, contact or precisely locate a person) and (ii) Internet Protocol address or other persistent identifier.

“Pre-Closing Reorganization” has the meaning set forth in the Recitals.

“Pre-Closing Reorganization Steps Plan” means the steps plan set forth in Section 1.1(b) of the GFI Disclosure Letter.

“Proceeding” means any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (whether at law or in equity, before or by any Governmental Entity or Self-Regulatory Organization or before any arbitrator).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.1(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Regulatory Approvals” means all registrations, licenses, permits, approvals, membership agreements, exemptive orders and regulatory or judicial orders (including those applicable to directors, officers, principals, employees and agents) other than with respect to an Antitrust Law issued by any Regulatory Authority required under applicable Laws to permit the consummation of the Transactions.

“Regulatory Authority” means any foreign, local, state or federal Governmental Entity, Self-Regulatory Organization, clearing house, depository (including the Depository Trust & Clearing Corporation) and exchange.

“Representatives” has the meaning set forth in Section 6.3(a).

“Restraints” has the meaning set forth in Section 7.1(d).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” has the meaning set forth in Section 3.6(b).

“Secretary of State” has the meaning set forth in Section 1.4.

“Securities” means, with respect to any Person, any series of common stock or preferred stock, any ordinary shares or preferred shares and any other equity securities, capital stock, partnership, membership or similar interest of such Person, and any securities that are convertible, exchangeable or exercisable into any such stock or interests, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, swap execution facilities, commodity exchanges, commodity intermediaries, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Senior Notes due 2018” means the 8.375% Senior Notes due 2018 issued pursuant to the Indenture.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Special Committee” means a committee of the Board of Directors of GFI consisting only of independent and disinterested directors of GFI.

“Special Committee Financial Advisor” has the meaning set forth in Section 3.25.

“Subsequent Certificate of Merger” has the meaning set forth in Section 1.4.

“Subsequent Effective Time” has the meaning set forth in Section 1.4.

“Subsequent Merger” has the meaning set forth in the Recitals.

“Subsidiary” (and with the correlative meaning “Subsidiaries”), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the Securities or other ownership interests or (ii) Securities or other interests having by their terms power to elect or appoint more than 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Superior Proposal” has the meaning set forth in Section 6.5(f).

“Surviving Company” has the meaning set forth in Section 1.2.

“Surviving Corporation” has the meaning set forth in Section 1.2.

“Surviving Corporation Common Stock” has the meaning set forth in Section 1.7(a).

“Surviving Company Plans” has the meaning set forth in Section 6.6(a).

“Trayport Business” means the business of developing, marketing and licensing to customers a suite of electronic trading, information sharing, straight-through processing, clearing links and post-trade services for commodities, principally in the energy market, in each case as conducted by GFI and the GFI Subsidiaries immediately prior to the date of this Agreement (subject to any changes permitted or required in accordance with Section 5.1).

“Takeover Proposal” has the meaning set forth in Section 6.5(f).

“Tangible Equity” means tangible equity on the balance sheet of the IDB Subsidiaries as calculated in a manner consistent with the reference calculation statement, dated as of December 31, 2014, as set forth in Section 1.1(c) of the GFI Disclosure Letter.

“Tax” (and with the correlative meaning “Taxes”) means (i) any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits taxes or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto by any Taxing Authority or Governmental Entity, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify any other person (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Tender Offer” has the meaning set forth in Section 6.15(b).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transactions” means the transactions contemplated by (i) the JPI Merger Agreement (including the F-Reorganization (as defined therein) and the JPI Mergers), (ii) this Agreement (including the Pre-Closing Reorganization and the Combination), (iii) the IDB Transaction Agreement (including the IDB Transaction) and (iv) the GFI Support Agreement.

“Trustee” means the Trustee, as defined in the Indenture, with respect to the Senior Notes due 2018.

“U.S.” means the United States of America.

“Working Capital” means the working capital of the CME Retained Subsidiaries, which shall be calculated by subtracting the current liabilities of such entities from the current assets (excluding cash and cash equivalents) of such entities as of the Closing, in each case as calculated in a manner consistent with the sample calculation in Section 1.1(d) of the GFI Disclosure Letter.

Section 1.2 The Merger and the Subsequent Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub 1 will merge with and into GFI, and the separate existence of Merger Sub 1 shall cease. GFI shall continue as the surviving corporation and as a wholly-owned CME Subsidiary and shall continue to be governed by the laws of the State of Delaware (as such, the “Surviving Corporation”). Immediately after the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, the Surviving Corporation will merge with and into Merger Sub 2, and the separate existence of the Surviving Corporation shall cease. Merger Sub 2 shall continue as the surviving limited liability company and as a wholly-owned CME Subsidiary and shall continue to be governed by the laws of the State of Delaware (as such, the “Surviving Company”). At the Effective Time and the Subsequent Effective Time, the effects of the Combination shall be as provided in this Agreement, the Certificate of Merger, the Subsequent Certificate of Merger, and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (i) at the Effective Time, all of the property, rights, privileges, powers and franchises of GFI and Merger Sub 1 shall vest in the Surviving Corporation, and all debts, liabilities and duties of GFI and Merger Sub 1 shall become the debts, liabilities and duties of the Surviving Corporation, and (ii) at the Subsequent Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Company.

Section 1.3 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.1 (Termination), the closing of the Combination (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, at 8:00 a.m., New York time, or at such other place and time as CME and GFI may agree in writing, on the date when the Effective Time is to occur (the “Closing Date”).

Section 1.4 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, CME and GFI shall file a certificate of merger relating to the Merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”), in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State on the Closing Date, or at such other time as CME and GFI shall agree and specify in the Certificate of Merger. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective. Immediately following the Effective Time, CME and GFI shall file a certificate of merger relating to the Subsequent Merger as contemplated by the DGCL and the DLLCA (the “Subsequent Certificate of Merger”) with the Secretary of State, in such form as required by, and executed in accordance with, the DGCL and the DLLCA. The Subsequent Merger shall become effective at such time as the Subsequent

Certificate of Merger is duly filed with the Secretary of State on the Closing Date or at such other time as CME and GFI shall agree and specify in the Subsequent Certificate of Merger. As used herein, the “Subsequent Effective Time” shall mean the time at which the Subsequent Merger shall become effective. Subject to the provisions of this Agreement, unless otherwise mutually agreed upon by CME and GFI, CME and GFI shall cause the Effective Time to occur on the fifth Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

Section 1.5 Surviving Company Constituent Documents.

(a) The certificate of incorporation and bylaws of GFI, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The certificate of formation and limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Subsequent Effective Time, shall be the certificate of formation and limited liability company agreement, respectively, of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6 Surviving Company Managers and Officers. The managers and officers of Merger Sub 2 in office immediately prior to the Subsequent Effective Time shall be the initial managers and officers of the Surviving Company and shall hold office from the Subsequent Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company or otherwise as provided by applicable Law.

Section 1.7 Effect on Capital Stock.

(a) At the Effective Time, each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”) and shall constitute the only Surviving Corporation Common Stock.

(b) At the Effective Time, subject to the provisions of this Article I and Article II, each share of GFI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of GFI Common Stock owned by CME (including pursuant to the JPI Mergers) or GFI or any of their respective wholly-owned subsidiaries) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive a fraction of a share of CME Class A Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 1.7(d) (the “Merger Consideration”). The “Exchange Ratio” means a fraction, the numerator of which equals the Per Share Price and the denominator of which equals the average of the closing sale prices of CME Class A Common Stock as reported on NASDAQ for the ten trading days ending upon and including the trading day immediately before the Closing Date (the “Average Closing CME Stock Price”). The “Per Share Price” means $4.55. Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the Transactions exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on the trading day immediately before the date hereof (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon).

(c) From and after the Effective Time, none of the GFI Common Stock converted into the Merger Consideration pursuant to this Article I shall remain outstanding and all such shares of GFI Common Stock shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such GFI Common Stock or shares of GFI Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any cash to be paid in lieu of any fractional share of CME Class A Common Stock in accordance with Section 2.5 (No Fractional Shares) and (iii) any dividends and other distributions in accordance with Section 2.1(f) (Dividends and Distributions).

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of CME Class A Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of GFI Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(e) At the Effective Time, all shares of GFI Common Stock that are owned by CME (including pursuant to the JPI Mergers) or GFI or any of their respective wholly-owned Subsidiaries as treasury shares or otherwise shall be cancelled and retired and shall cease to exist and no Securities of CME, cash or other consideration shall be delivered in exchange therefor.

(f) At the Subsequent Effective Time, all limited liability company interests of Merger Sub 2 issued and outstanding immediately prior to the Subsequent Effective Time shall be cancelled and retired and shall cease to exist. At the Subsequent Effective Time, each share of Surviving Corporation Common Stock issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into one limited liability company interest of the Surviving Company and shall constitute the only limited liability company interests of the Surviving Company.

Section 1.8 Continuing Employee RSUs. Not later than five Business Days prior to the Closing Date, GFI shall take all actions necessary to provide that each Continuing Employee RSU outstanding immediately before the Effective Time (a) shall cease, at the Effective Time, to represent an Equity Right with respect to shares of GFI Common Stock and (b) as directed by CME not less than ten Business Days prior to the Closing Date, shall be converted at the Effective Time, without any action on the part of the holder of the Continuing

Employee RSU, into either (i) an Equity Right consisting of, based on or relating to shares of CME Class A Common Stock (each, a “CME RSU”) that may be settled in CME’s discretion in either cash or shares of CME Class A Common Stock, (ii) a deferred cash obligation or (iii) a mix thereof, in each case otherwise on substantially the same terms and conditions as were applicable under the Continuing Employee RSU (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant GFI Stock Plan or in the related award document by reason of the Transactions). To the extent the Continuing Employee RSUs are converted into CME RSUs in accordance with the preceding sentence, the number of shares of CME Class A Common Stock subject to each such CME RSU shall be equal to the product of (i) the number of shares of GFI Common Stock subject to the Continuing Employee RSU multiplied by (ii) the Exchange Ratio (subject to adjustment in accordance with Section 1.7(d) (Effect on Capital Stock)), rounded down to the nearest whole share of CME Class A Common Stock, and to the extent the CME RSU shall be settled in shares of CME Class A Common Stock, CME shall reserve for future issuance a number of shares of CME Class A Common Stock at least equal to the number of shares of CME Class A Common Stock that will be subject to CME RSUs as a result of the actions contemplated by this Section 1.8, and as soon as reasonably practicable following the Effective Time, CME shall file a registration statement on Form S-8 (or other applicable form) with respect to the shares of CME Class A Common Stock subject to such CME RSUs and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such CME RSUs remain outstanding.

Section 1.9 Appraisal Rights. No right to fair value or appraisal, dissenters’ or similar rights shall be available to holders of GFI Common Stock with respect to the Merger.

ARTICLE II

EXCHANGE OF SHARES

Section 2.1 Surrender and Payment.

(a) Prior to the Effective Time, CME shall appoint an exchange agent reasonably acceptable to GFI (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. As promptly as reasonably practicable after the Effective Time, but in no event more than five Business Days following the Effective Time, CME will send, or will cause the Exchange Agent to send, to each holder of record of shares of GFI Common Stock as of the Effective Time, whose shares of GFI Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.7 (Effect on Capital Stock), a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as GFI and CME may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration. At or prior to the Effective Time, CME shall cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of GFI Common Stock, shares of CME Class A Common Stock (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 1.7 (Effect on Capital Stock) and Section 2.5 (No Fractional

Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of Article I and this Article II. Following the Effective Time, CME agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.1(f) (Dividends and Distributions). All cash and book-entry shares representing CME Class A Common Stock deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall deliver the Merger Consideration contemplated to be issued pursuant to Section 1.7 (Effect on Capital Stock) and Section 2.5 (No Fractional Shares) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CME in short-term direct obligations of the U.S. or short-term obligations for which the full faith and credit of the U.S. is pledged to provide for payment of all principal and interest (or funds that invest in such obligations); provided that no gain or loss thereon shall affect the amounts payable to the holders of GFI Common Stock pursuant to this Agreement. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, CME shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be the property of, and paid to, CME. CME shall be responsible for all fees and expenses of the Exchange Agent.

(b) Each holder of shares of GFI Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of shares of CME Class A Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of CME Class A Common Stock, if any, that such holder has the right to receive and/or (ii) a check in the amount, if any, that such holder has the right to receive, including cash payable in lieu of fractional shares pursuant to Section 2.5 (No Fractional Shares) and dividends and other distributions payable pursuant to Section 2.1(f) (Dividends and Distributions) (less any required Tax withholding), in each case pursuant to Section 1.7 (Effect on Capital Stock) and this Article II. The Merger Consideration shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions.

(c) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of GFI Common Stock. From and after the Effective Time, the holders of Certificates representing shares of GFI Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of GFI Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or CME, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in Article I and this Article II.

(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of GFI Common Stock one year after the Effective Time shall be returned to CME, and any such holder who has not exchanged his or her shares of GFI Common Stock for the Merger Consideration in accordance with this Section 2.1 prior to that time shall thereafter look only to CME, and CME shall remain liable, for delivery of the Merger Consideration in respect of such holder’s shares of GFI Common Stock. Notwithstanding the foregoing, neither CME, Merger Sub 1, Merger Sub 2, nor GFI shall be liable to any holder of shares of GFI Common Stock for any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions delivered to any Governmental Entity pursuant to applicable abandoned property Laws. Any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions remaining unclaimed by holders of shares of GFI Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of CME free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to shares of CME Class A Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.1. Following such surrender, subject to the effect of escheat (in accordance with Section 2.1(e)), Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of CME Class A Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of CME Class A Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of CME Class A Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of CME Class A Common Stock, all shares of CME Class A Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

Section 2.2 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by CME, the posting by such Person of a bond, in such reasonable amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of GFI Common Stock represented by such Certificate as contemplated by this Article II.

Section 2.3 Withholding Rights. Each of CME and the Surviving Company shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity or Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of GFI Common Stock in respect of which such deduction and withholding was made.

Section 2.4 Further Assurances. If after the Effective Time, GFI or CME reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Combination or to carry out the purposes and intents of this Agreement after the Effective Time, then GFI, CME, the Surviving Corporation, the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments and assurances and do all things reasonably necessary or desirable to consummate the Combination and to carry out the purposes and intent of this Agreement.

Section 2.5 No Fractional Shares.

(a) No certificates or scrip representing fractional shares of CME Class A Common Stock shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent, no dividends or other distributions of CME shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of CME.

(b) In lieu of such fractional share interests, CME or the Exchange Agent shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of GFI Common Stock formerly represented by all Certificates (or effective affidavits of loss in lieu thereof) surrendered by such holder) would otherwise be entitled by (ii) the Average Closing CME Stock Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GFI

Except as (i) set forth in the corresponding sections or subsections of a disclosure letter delivered to CME by GFI prior to the execution of this Agreement (the “GFI Disclosure Letter”) (it being agreed that disclosure of any item in any Section or Subsection of the GFI Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure (other than with respect to Section 3.11(b) (Absence of Certain Changes), which shall not be subject to or qualified by the information set forth in any Section or Subsection of the GFI Disclosure Letter other than Section 3.11(b) (Absence of Certain Changes) thereof)) or (ii) other than with respect to the GFI Identified Representations, disclosed in the GFI SEC Documents filed with the SEC pursuant to the Exchange Act since January 1, 2014 and at least three Business Days prior to the date of this Agreement, excluding any disclosures set forth in any Section entitled “Risk Factors” or “Forward-Looking Statements” or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature, GFI represents and warrants to CME, Merger Sub 1 and Merger Sub 2 as follows:

Section 3.1 Organization. GFI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. GFI is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect. GFI has delivered or made available to CME true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement. GFI has delivered or made available to CME true, correct and complete copies of the minutes of, and resolutions approved and adopted at, all meetings of the Board of Directors of GFI held since January 1, 2011 through the date of this Agreement other than minutes related to the Transactions.

Section 3.2 Subsidiaries.

(a) Section 3.2(a) of the GFI Disclosure Letter sets forth, prior to and following the Pre-Closing Reorganization, (i) each Subsidiary of GFI (individually, a “GFI Subsidiary” and collectively, the “GFI Subsidiaries”), (ii) the number of authorized, allotted, issued and outstanding Securities of each GFI Subsidiary, (iii) each GFI Subsidiary’s jurisdiction of incorporation or organization and (iv) the location of each GFI Subsidiary’s principal executive offices. Each GFI Subsidiary is a corporation or company limited by shares duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business in all material respects as currently conducted. Each GFI Subsidiary is qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect. GFI has delivered or made available to CME true, correct and complete copies of the Constituent Documents of each GFI Subsidiary, as amended and in effect on the date of this Agreement.

(b) GFI is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each GFI Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities), other than, in each case, any limitation or restriction imposed by any federal, state or foreign securities Laws. All of such Securities have been duly authorized, validly issued, fully paid and, where applicable, are non-assessable (and no such Securities have been issued in violation of any preemptive or similar rights). Except for the Securities of the GFI Subsidiaries, GFI does not own, directly or indirectly, any Securities in any entity.

Section 3.3 Capitalization.

(a) As of the date of this Agreement, the authorized Securities of GFI consists of 400,000,000 shares of GFI Common Stock, par value $0.01, and 5,000,000 shares of preferred stock, par value $0.01. At the close of business on June 30, 2014: (i) 126,487,416 shares of GFI Common Stock were issued and outstanding, (ii) 17,033,430 shares of GFI Common Stock were held in treasury by GFI, (iii) 7,638,624 shares of GFI Common Stock were reserved for issuance pursuant to the GFI Stock Plans and (iv) no shares of GFI preferred stock are issued and outstanding. Except as set forth above, no Securities of GFI are issued, reserved for issuance or outstanding. All issued and outstanding GFI Common Stock have been, and all shares of GFI Common Stock that may be issued pursuant to GFI Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and are subject to no preemptive or similar rights.

(b) Section 3.3(b) of the GFI Disclosure Letter sets forth each GFI Stock Plan and, as of July 28, 2014, the aggregate number of shares of GFI Common Stock relating to outstanding and available awards under each GFI Stock Plan. GFI has delivered or made available to CME the form of agreement related to each such award. No material changes have been made to such form in connection with any award. The only awards held by Continuing Employees under the GFI Stock Plan are GFI RSUs (“Continuing Employee RSUs”). As of June 30, 2014, 165,494 shares of GFI Common Stock are subject to Continuing Employee RSUs. Section 3.3(b)(i) of the GFI Disclosure Letter sets forth, as of the date hereof, for any award under the GFI Stock Plans then held by an IDB Employee, the name of such individual, the type of such award together with its date of grant and vesting schedule, the country in which such individual is employed, the number of shares of GFI Common Stock subject to such award, the GFI Stock Plan under which the award was granted and, in the case of such award that is a GFI Stock Option, its per-share exercise price and expiration date. Section 3.3(b)(ii) of the GFI Disclosure Letter sets forth, as of the date hereof, for each Continuing Employee RSU, the name of the holder, its date of grant and vesting schedule, the country in which such individual is employed, the number of shares of GFI Common Stock subject to the award and the GFI Stock Plan under which the Continuing Employee RSU was granted. The only awards outstanding under the GFI Stock Plans are those identified on Section 3.3(b)(i) or Section 3.3(b)(ii) of the GFI Disclosure Letter.

(c) There are no preemptive or similar rights on the part of any holder of any class of Securities of GFI or any GFI Subsidiary. Neither GFI nor any GFI Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities of GFI or any GFI Subsidiary on any matter submitted to such holders of Securities. Other than the GFI RSUs and the GFI Stock Options pursuant to the GFI Stock Plans, there are no other outstanding Equity Rights with respect to the Securities of GFI or any GFI Subsidiary. There are no outstanding contractual obligations of GFI or any GFI Subsidiary to repurchase, redeem or otherwise acquire any Securities of GFI or any GFI Subsidiary. There are no proxies, voting trusts or other agreements or understandings to which GFI is a party or is bound with respect to the voting of the Securities of GFI.

Section 3.4 Authorization; Board Approval; Voting Requirements.

(a) GFI has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the GFI Stockholder Approval with respect to the consummation of the Merger, to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of GFI are necessary for it to authorize this Agreement or to consummate the Transactions, except for the adoption of this Agreement and the approval of the Merger by the GFI Stockholder Approval. This Agreement has been duly and validly executed and delivered by GFI and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of GFI, enforceable against GFI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors (upon the unanimous recommendation of the Special Committee) of GFI, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement and the Merger are advisable, fair to and in the best interests of GFI and its stockholders, (ii) approving this Agreement and the Merger, (iii) recommending that GFI’s stockholders adopt this Agreement and approve the Merger and (iv) directing that the adoption of this Agreement and the approval of the Merger be submitted for consideration of the stockholders of GFI at the GFI Stockholders Meeting. As of the date hereof, none of the aforesaid actions by the Board of Directors of GFI has been amended, rescinded or modified.

(c) The affirmative vote at the GFI Stockholders Meeting or any adjournment or postponement thereof of the holders of 66 2/3% of the shares of GFI Common Stock cast at the GFI Stockholders Meeting (provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock) in favor of the adoption of this Agreement is the only vote or consent of the holders of any class or series of Securities of GFI

Common Stock necessary to adopt this Agreement and approve the Transactions. GFI has agreed with CME to also subject the adoption of this Agreement to the affirmative vote at the GFI Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of GFI Common Stock that are not Beneficially Owned by (i) the JPI Stockholder Parties, (ii) the other stockholders of JPI and New JPI, (iii) the officers and directors of GFI or (iv) any other Person having any Equity Rights in, or any right to acquire any Equity Rights in (A) JPI, New JPI or any of their respective Affiliates (other than GFI) or Subsidiaries or (B) IDB Buyer or any of its Affiliates (other than GFI) or Subsidiaries (the “Disinterested Stockholder Approval” and together with the approval referenced in the preceding sentence, the “GFI Stockholder Approval”).

Section 3.5 Takeover Statute; No Restrictions on the Transactions.

(a) No state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Transactions.

(b) As set forth in its Constituent Documents, GFI has opted out of Section 203 of the DGCL.

Section 3.6 No Violations; Consents and Approvals.

(a) The execution and delivery of this Agreement by GFI does not, and the consummation by GFI and the GFI Subsidiaries of the Transactions will not: (i) subject to the GFI Stockholder Approval, conflict with any provisions of the Constituent Documents of GFI or any GFI Subsidiary; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 3.6(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which GFI or any GFI Subsidiary is a party or by which GFI or any GFI Subsidiary or any of their respective assets or properties may be bound; (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any properties or assets of GFI or any GFI Subsidiary or (v) cause the suspension or revocation of any GFI Permit (assuming compliance with the matters set forth in Section 3.6(b) (Consents and Approvals)), except, in the case of clauses (ii), (iii), (iv) and (v), as do not constitute a Material Adverse Effect.

(b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by GFI or any GFI Subsidiary in connection with the execution or delivery of this Agreement by GFI or the consummation by GFI and the GFI Subsidiaries of the Transactions, except for: (i) compliance by GFI with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any required filings or notifications under any foreign antitrust merger control Laws (the “Foreign Competition Laws”) set forth in Section 3.6(b)(i) of the GFI Disclosure Letter; (ii) the Regulatory Approvals and Notices set forth in Section 3.6(b)(ii) of the GFI Disclosure Letter; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iv) the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA; (v) the filings with the U.S. Securities and Exchange Commission (the “SEC”) of (A) the Proxy Statement/Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the Form S-4 and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (vi) any registration, filing or notification required pursuant to state securities or “blue sky” laws and (vii) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain do not constitute a Material Adverse Effect.

Section 3.7 SEC Reports; GFI Financial Statements.

(a) GFI has filed or furnished all reports, schedules, forms, statements, exhibits and other documents required to be filed or furnished by it with or to the SEC since January 1, 2011(together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “GFI SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each GFI SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each GFI SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each GFI SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. None of the GFI Subsidiaries is required to make any filings with the SEC pursuant to the Exchange Act.

(b) The GFI Financial Statements, which have been derived from the accounting books and records of GFI and the GFI Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The consolidated balance sheets (including the related notes) included in the GFI Financial Statements present fairly in all material respects the consolidated financial position of GFI and the GFI Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such GFI Financial Statements present fairly in all material respects the consolidated results of operations, stockholders’ equity and cash flows of GFI and the GFI Subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments.

(c) As of the date hereof, to the Knowledge of GFI, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the GFI SEC Documents. GFI has delivered or made available to CME true, correct and complete copies of all material correspondence with the SEC occurring since January 1, 2011. To the Knowledge of GFI, as of the date hereof, none of the GFI SEC Documents is the subject of ongoing SEC review.

(d) The audit committee of the Board of Directors of GFI has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3 in all material respects and has delivered or made available to CME true, complete and correct copies of such procedures in effect as of the date of this Agreement. To the Knowledge of GFI, neither GFI nor any GFI Subsidiary has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Knowledge of GFI, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

Section 3.8 Absence of Undisclosed Liabilities. GFI and the GFI Subsidiaries do not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise and whether or not required by GAAP to be disclosed or reflected on GFI’s consolidated balance sheets, except for (a) liabilities reflected or accrued on or reserved against in GFI’s consolidated balance sheet as of December 31, 2013 (or the notes thereto) included the GFI Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, (c) liabilities incurred pursuant to, or in connection with, the Transactions or (d) liabilities that do not constitute a Material Adverse Effect.

Section 3.9 Title to Assets; Sufficiency of Assets.

(a) GFI and the GFI Subsidiaries have good and valid title to, or valid leasehold interests in, and immediately following the consummation of the Transactions and after giving effect thereto, the CME Retained Subsidiaries will have good and valid title to, or valid leasehold interests in or valid right to use, all material assets, properties and rights of the Trayport Business and the FENICS Business, free and clear of Liens other than Permitted Liens.

(b) The assets, properties and rights of the CME Retained Subsidiaries, taken together with the rights contractually obtained pursuant to the Ancillary Agreements (as defined in the IDB Transaction Agreement), are, and immediately following the consummation of the Transactions and after giving effect thereto will be, sufficient to conduct and operate the Trayport Business and the FENICS Business in all material respects in the manner as currently conducted or currently proposed to be conducted by GFI and the GFI Subsidiaries.

Section 3.10 Form S-4; Proxy Statement/Prospectus. None of the information supplied in writing or to be supplied in writing by GFI or any GFI Subsidiary for inclusion or incorporation by reference in (a) the registration statement on Form S-4 (the “Form S-4”) to be filed with the SEC by CME in connection with the issuance of shares of CME Class A Common Stock in the Merger will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement/Prospectus will, on the date it is first mailed to the stockholders of GFI and at the time of the GFI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by GFI with respect to statements made or incorporated by reference in the foregoing documents based on information supplied by CME, Merger Sub 1, Merger Sub 2 or any of their respective Representatives for inclusion or incorporation by reference in the foregoing documents.

Section 3.11 Absence of Certain Changes. Since January 1, 2014, (a)(i) GFI and the GFI Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course consistent with past practice except as contemplated hereunder (including actions and transactions related to the Transactions) and (ii) there has not been any action taken by GFI or any GFI Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 (Covenants of GFI), and (b) there has not been a Material Adverse Effect.

Section 3.12 Litigation. As of the date hereof, (a) there is no Proceeding pending, threatened in writing, or, to the Knowledge of GFI, threatened against GFI or any GFI Subsidiary, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors (in their capacities as such or relating to their services or relationship to GFI) except as do not constitute a Material Adverse Effect, (b) there is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against GFI or any GFI Subsidiary except as do not constitute a Material Adverse Effect and (c) there is no Proceeding pending or, to the Knowledge of GFI, threatened against GFI or any GFI Subsidiary, which seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of any of the Transactions or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 3.13 Compliance with Laws.

(a) Except as do not constitute a Material Adverse Effect, (i) each of GFI and the GFI Subsidiaries hold all material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are required for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the “GFI Permits”), (ii) all GFI Permits are in full force and effect and none of the GFI Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of GFI, threatened and (iii) each of GFI and the GFI Subsidiaries is, and since January 1, 2011, has been in compliance with the terms of the GFI Permits.

(b) Neither GFI nor any GFI Subsidiaries is in violation of and, to the Knowledge of GFI, no written notice has been given of any violation of, any applicable Law or the applicable rules of any Self-Regulatory Organization, except for any violations that do not constitute a Material Adverse Effect.

(c) Since January 1, 2011, each of the principal executive officer of GFI and the principal financial officer of GFI (or each former principal executive officer of GFI and each former principal financial officer of GFI, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the GFI SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Section 3.13, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2011, GFI has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

(d) GFI maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive officer and principal financial officer, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. GFI’s system of internal accounting controls is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) GFI’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by GFI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to GFI’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of GFI required under the Exchange Act with respect to such reports.

(f) Since January 1, 2011, the audit committee of the Board of Directors of GFI, and, to the Knowledge of GFI, GFI’s outside auditors, have not been advised of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect GFI’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in GFI’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Public Company Accounting Oversight Board Standards No. 5, as in effect on the date hereof.

(g) Since January 1, 2011, (i) neither GFI nor any GFI Subsidiary has received any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of GFI or any GFI Subsidiary or any material concerns from employees of GFI or any GFI Subsidiary regarding questionable accounting or auditing matters with respect to GFI or any GFI Subsidiary and (ii) no attorney representing GFI or any GFI Subsidiary, whether or not employed by GFI or any GFI Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by GFI or any of its officers, directors, employees or agents to the Board of Directors of GFI or any committee thereof or to the general counsel or chief executive officer of GFI pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

Section 3.14 Taxes.

(a) GFI and each GFI Subsidiary have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all income and other material Tax Returns required to be filed by it in respect of any material Taxes, and all notifications required to be filed by it with a Taxing Authority in respect of the GFI Stock Plan, (ii) duly and timely paid in full (or GFI has paid on the GFI Subsidiaries’ behalf) all Taxes shown as due on such income and other material Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it (including estimated Tax payments), whether or not such Taxes were shown on any Tax Return or asserted by the relevant Governmental Entity or Taxing Authority, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of GFI and each GFI Subsidiary through the date of the most recent GFI Financial Statement and (v) complied in all material respects with all Laws applicable to the withholding and payment over of material Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities or Taxing Authorities all material amounts required to be so withheld and paid over.

(b) There (i) is no deficiency, Proceeding or request for information now pending, outstanding or threatened against or with respect to GFI or any GFI Subsidiary in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between GFI or any GFI Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c) No deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against GFI or any GFI Subsidiary (or, to the Knowledge of GFI, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d) There are no tax sharing agreements, tax indemnity agreements or other similar agreements with respect to or involving GFI or any GFI Subsidiary (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

(e) None of GFI or any GFI Subsidiary has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign Law (other than a group the common parent of which is GFI), or has any liability for material Taxes of any Person (other than GFI or the GFI Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

(f) None of GFI or any GFI Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) cancellation or indebtedness income deferred pursuant to Section 108(i) of the Code, or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(g) There are no material Liens for Taxes upon any property or assets of GFI or any GFI Subsidiary, except for Permitted Liens.

(h) Neither GFI nor any GFI Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither GFI nor any GFI Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with regard to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(j) None of GFI or any GFI Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(k) There is no power of attorney given by or binding upon GFI or any GFI Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(l) None of GFI or any GFI Subsidiary has taken or failed to take any action, or to the Knowledge of GFI there are not any facts or circumstances, that would prevent the Combination from constituting a tax-free reorganization described in Section 368(a) of the Code.

Section 3.15 Real Property. The GFI Leased Real Property described in Section 3.15 of the GFI Disclosure Letter constitute all the real property (including all fee and leasehold interests in real property) of GFI and the GFI Subsidiaries. Except as do not constitute a Material Adverse Effect, all buildings, structures, fixtures and improvements included within the GFI Leased Real Property (the “GFI Improvements”) are in good repair and operating condition, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the Knowledge of GFI, there are no facts or conditions affecting any of the GFI Improvements that, in the aggregate, would reasonably be expected to materially interfere with the current use, occupancy or operation thereof. Except as do not constitute a Material Adverse Effect, no portion of such GFI Leased Real Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted).

Section 3.16 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.16(a) of the GFI Disclosure Letter contains a true and complete list of each material employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, retention, change of control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, trust, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement (collectively, the “GFI Benefit Plans”) currently maintained or contributed to or required to be contributed to by (i) GFI, (ii) any GFI Subsidiary or (iii) any ERISA Affiliate, in any case for the benefit of any current or former employee, worker, consultant, director or member of GFI or any GFI Subsidiary. Not more than 60 days after the date hereof, GFI shall revise Section 3.16(a) of the GFI Disclosure Letter to identify (by marking them with an asterisk) those GFI Benefit Plans that are maintained exclusively by the CME Retained Subsidiaries solely for the benefit of Continuing Employees and to identify (by marking them with a cross) those GFI Benefit Plans maintained in whole or part for the benefit of any Continuing Employee.

(b) With respect to each of the GFI Benefit Plans, GFI has delivered or made available to CME complete copies of each of the following documents: (i) the GFI Benefit Plan governing documentation (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code or any Law, for the most recent plan year; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, and other booklets or information issued to participants and beneficiaries; (iv) if the GFI Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the most recent financial statements thereof; and (v) the most recent determination letter received from the IRS with respect to each GFI Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) In the past six years, neither GFI nor any ERISA Affiliate has maintained or contributed to or was required to contribute to any plan or arrangement that is or was (i) subject to Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or (iii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(d) Each GFI Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the Knowledge of GFI, no event has occurred that could reasonably be expected to result in disqualification of such GFI Benefit Plan.

(e) Each of the GFI Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(f) Neither GFI nor any GFI Subsidiary has made any loans to employees in violation of Section 402 of the Sarbanes-Oxley Act. Each transfer of funds by GFI or any GFI Subsidiary to any of their respective employees that was deemed a loan was when made (and at all times since has been) properly treated by GFI and the GFI Subsidiaries as such for federal income tax purposes.

(g) Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) cause any payment (whether of severance pay or otherwise) to become due to any current or former employee or director of GFI or a GFI Subsidiary, (ii) cause an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee or director of GFI or a GFI Subsidiary, (iii) cause any individual to accrue or receive additional benefits, services or accelerated rights to payment of benefits under any GFI Benefit Plan, (iv) provide for payments that could subject any person to liability for tax under Section 4999 of the Code or (v) result in payments under any of the GFI Benefit Plans which would not be deductible under Section 280G of the Code.

(h) There are no pending or, to the Knowledge of GFI, threatened material claims in respect of or relating to any of the GFI Benefit Plans, by any employee or beneficiary covered under any GFI Benefit Plan or otherwise involving any GFI Benefit Plan (other than routine claims for benefits).

(i) Neither GFI, any GFI Subsidiary, any GFI Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection that could reasonably be expected to give rise to a civil liability under either Section 409 of ERISA or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(j) No GFI Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of GFI or any GFI Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of GFI or a GFI Subsidiary or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(k) Each stock option issued since January 1, 2005 with respect to GFI Common Stock was granted with a per-share exercise or base price, as the case may be, not less than the fair market value of a share of GFI Common Stock on the date of grant.

(l) With respect to each GFI Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of GFI or any GFI Subsidiary residing outside of the U.S. (a “Foreign GFI Benefit Plan”): (i) all material employer and employee contributions to each Foreign GFI Benefit Plan required by Law or by the terms of such Foreign GFI Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign GFI Benefit Plan and the liability of each insurer for any Foreign GFI Benefit Plan funded through insurance or the book reserve established for any Foreign GFI Benefit Plan, together with any accrued contributions, is not materially less than the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign GFI Benefit Plan and none of the Transactions shall cause such assets or insurance obligations to be materially less than such benefit obligations; and (iii) each Foreign GFI Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities (including tax authorities). Section 3.16(l) of the GFI Disclosure Letter separately identifies each Foreign GFI Benefit Plan that is a defined benefit pension plan.

Section 3.17 Employees; Labor Matters.

(a) Neither GFI nor any GFI Subsidiary is party to, bound by, or in the process of negotiating a collective bargaining agreement, other labor-related agreement or understanding or work rules with any labor union, labor organization or works council, nor to the Knowledge of GFI, has GFI or any GFI Subsidiary communicated or represented, whether to any employee or director of, or consultant to, GFI or any GFI Subsidiary or any labor union, labor organization or works council, that it will recognize any labor union, labor organization or works council.

(b) None of the employees or directors of, or consultants to, GFI or any GFI Subsidiary is represented by a labor union, other labor organization or works council and, (i) to the Knowledge of GFI, there is no effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees or directors of, or consultants to, GFI or any GFI Subsidiary, and there are currently no activities related to the establishment of a works council representing employees or directors of, or consultants to, GFI or any GFI Subsidiary, (ii) no demand for recognition of any employees or directors of, or consultants to, GFI or any GFI Subsidiary has been made by or on behalf of any labor union or labor organization in the past two years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee or director of, or consultant to, GFI or any GFI Subsidiary or group of employees or directors of, or consultants to, GFI or any GFI Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining representative in the past two years.

(c) There is no pending or, to the Knowledge of GFI, threatened (i) material strike, lockout, work stoppage, slowdown, picketing or labor dispute or other industrial action with respect to or involving any current or former employee or director of, or consultant to, GFI or any GFI Subsidiary, and there has been no such action or event in the past three years or (ii) material arbitration, or material grievance against GFI or any GFI Subsidiary involving current or former employees, directors, consultants or any of their representatives.

(d) GFI and the GFI Subsidiaries are in compliance in all material respects with all (i) Laws respecting employment and employment practices, terms and conditions of employment, labor relations, collective bargaining, disability, immigration, layoffs, health and safety, wages, hours and benefits, and plant closings and layoffs, including classification of employees, consultants and independent contractors and classification of employees and consultants for overtime eligibility, non-discrimination in employment, data protection, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (ii) obligations of GFI or any of the GFI Subsidiaries under any employment agreement, agreement for the provision of personal services, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or arrangement.

(e) To the Knowledge of GFI, no employee of GFI or any GFI Subsidiary is in violation of any non-compete, non-solicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with a third party in connection with his or her employment with GFI or any GFI Subsidiary that would result in any material liability or obligation against GFI or any GFI Subsidiary.

(f) Prior to the date of this Agreement, GFI and the GFI Subsidiaries, as applicable, have satisfied any material legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, works council or other organization representing employees or directors of, or consultants to, GFI or a GFI Subsidiary, in connection with the Transactions, including the Pre-Closing Reorganization.

(g) Section 3.17(g) of the GFI Disclosure Letter contains a true and complete list as of the date hereof, which list shall be updated within a reasonable time prior to the Closing Date with any additions or deletions in accordance with Section 5.1, of the names and dates of commencement of employment or engagement of all employees and directors of, and consultants to, the Trayport Business, the FENICS Business or a CME Retained Subsidiary who are either entitled to remuneration or fees in excess of $100,000 per annum or are employed or retained pursuant to an agreement or arrangement which cannot be terminated on less than three months’ notice, and the annual base salary rate, guaranteed or target bonus amount and commission rate payable to all such persons.

(h) As of the date of this Agreement, neither GFI nor any GFI Subsidiary has received any written notice of resignation from any employee or director of, or consultant to, the Trayport Business, the FENICS Business or a CME Retained Subsidiary earning in excess of $100,000 per annum that has not expired. Section 3.17(h) of the GFI Disclosure Letter shall be updated prior to the Closing Date to reflect any such notices received between the date of this Agreement and the Closing Date.

(i) Other than as set forth in Section 6.6(e), to the Knowledge of GFI, neither GFI nor any GFI Subsidiary is involved in negotiations (whether with employees, directors, consultants or any trade union or other representatives thereof) to vary materially the terms and conditions of employment or engagement of any of its employees, directors or consultants, nor, to the Knowledge of GFI, are there any outstanding agreements, promises or offers made by GFI or any GFI Subsidiary to any of its employees, directors or consultants or to any trade union or other representatives thereof concerning or affecting the terms and conditions of employment or engagement of any of its employees, directors or consultants, and neither GFI nor any GFI Subsidiary is under any contractual or other obligation to change the terms of service of any employee, director or consultant.

(j) With respect to any employee or director of, or consultant to, the Trayport Business, the FENICS Business or a CME Retained Subsidiary earning in excess of $100,000 per annum, neither GFI nor any GFI Subsidiary has given notice of any termination of employment in any other jurisdiction, nor started consultations with any employee, worker, director, consultant or representative thereof regarding transfer of employment within the 12 months preceding the date of this Agreement in relation thereto.

(k) There are no employees or directors of, or consultants to, the Trayport Business, the FENICS Business or a CME Retained Subsidiary providing services to the IDB Business earning in excess of $100,000 per annum that provide services pursuant to a secondment, employee lease or employee lending arrangement, whether via another GFI Subsidiary or Affiliate or a third party.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the GFI Disclosure Letter sets forth a complete and accurate list of all U.S. and foreign (i) Patents, (ii) registered and applied for Trademarks, (iii) registered Copyrights and (iv) material Software, in each of the foregoing, which are owned by GFI or a GFI Subsidiary (collectively, the “GFI Registered Intellectual Property”) as of the date hereof, which list shall be updated within a reasonable time prior to the Closing Date with any additions or deletions in accordance with Section 5.1. Such list includes, where applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each of the foregoing.

(b) Section 3.18(b) of the GFI Disclosure Letter sets forth a complete and accurate list of all material agreements to which GFI or any GFI Subsidiary is party or is otherwise bound: (i) granting or obtaining any right to use or practice any rights under any Intellectual Property, (ii) restricting GFI or any GFI Subsidiary’s right to use or register any Intellectual Property, or (iii) to which GFI or a GFI Subsidiary is a party permitting or agreeing to permit any other Person to use, enforce or register any Intellectual Property, including license agreements, coexisting agreements and covenants not to sue, but excluding any IT vendor agreements that are not primarily licenses for Software or other Intellectual Property or any customer agreements, “shrink-wrap” or “click-wrap” agreements for off-the-shelf commercially available software (collectively, the “GFI License Agreements”).

(c) GFI or a GFI Subsidiary is the sole and exclusive owner of, free and clear of all Liens (except Permitted Liens), or has a valid right to use in its business as currently conducted or currently proposed by GFI to be conducted, all of the Intellectual Property that is material to their respective businesses. The material GFI Registered Intellectual Property is subsisting, in full force and effect, and has not been cancelled, expired or abandoned. No current or former partner, director, officer or employee of GFI (or any of its predecessors in interest) will, after giving effect to the Transactions, own or retain any rights to use any material GFI Owned Intellectual Property.

(d) Within the past three years, there have been no filed, pending, or to the Knowledge of GFI, threatened (including in the form of offers or invitations to obtain a license) claims, suits, arbitrations or other adversarial proceedings before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the activities or conduct of the business of GFI or a GFI Subsidiary infringes upon, violates or constitutes the unauthorized use of the intellectual property rights of any third party or challenging GFI’s or a GFI Subsidiary’s ownership, use, validity, enforceability or registrability of any GFI Owned Intellectual Property.

(e) The conduct of the business of GFI and the GFI Subsidiaries by GFI as conducted in the past three years, as currently conducted or currently proposed by GFI to be conducted does not infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), misappropriate, or otherwise violate, and has not infringed upon (directly or indirectly), misappropriated, or otherwise violated, any Intellectual Property rights of any other Person.

(f) To the Knowledge of GFI, no third party is misappropriating, infringing, diluting or violating any GFI Owned Intellectual Property, except to the extent such misappropriations, infringements, dilutions or violations do not constitute a Material Adverse Effect. No material claims, suits, arbitrations or other adversarial claims have been brought or, to the Knowledge of GFI, threatened against any third party by GFI or a GFI Subsidiary.

(g) GFI and each GFI Subsidiary have taken commercially reasonable measures to protect the confidentiality of material Trade Secrets owned or held by GFI and the GFI Subsidiaries, including requiring its employees and other parties having access thereto to execute written nondisclosure agreements, except as would not constitute a Material Adverse Effect. To the Knowledge of GFI, no third party to any material nondisclosure agreement with GFI or a GFI Subsidiary is in breach, violation or default thereof.

(h) To the Knowledge of GFI, each current and former consultant and individual that has delivered, developed, contributed to, modified or improved Intellectual Property owned or purported to be owned by GFI or a GFI Subsidiary has executed an agreement assigning to GFI or such GFI Subsidiary all of such consultant’s and individual’s rights in such development, contribution, modification or improvement.

(i) To the Knowledge of GFI, set forth in Section 3.18(i) of the GFI Disclosure Letter is a complete and accurate list of (i) all material Open Source Software used by GFI or any GFI Subsidiary and (ii) what license agreement (including the version thereof) governs GFI’s or any GFI Subsidiaries’ use of such Open Source Software.

(j) Neither GFI nor any GFI Subsidiary has used, modified, or distributed any Open Source Software in a manner that: (i) requires, or has, as a condition of its use or distribution, the disclosure, licensing, or distribution of any material Software source code owned by GFI or any GFI Subsidiary or (ii) otherwise imposes an obligation to distribute any material Software source code owned by GFI or any GFI Subsidiary on a royalty-free basis, except in each of clauses (i) and (ii) that would not constitute a Material Adverse Effect.

(k) GFI and each GFI Subsidiary have established and maintained a commercially reasonable privacy policy and have been in compliance in all material respects with (i) such policy, (ii) all written statements by GFI or a GFI Subsidiary provided to any customer, regulator or employee that addresses the privacy or security of Personal Information gathered, used, held for use or accessed in the course of the operations of its business and (iii) all applicable federal, state, local and foreign Laws and regulations relating to privacy, data protection, export and the collection and use of Personal Information gathered, used, held for use or accessed in the course of the operations of its business. No claims have been asserted or, to the Knowledge of GFI, threatened against GFI or any GFI Subsidiary alleging a violation of any Person’s privacy or Personal Information or data rights and the consummation of the Transactions will not constitute a breach or otherwise cause any violation of any Law related to privacy, data protection, or the collection and use of Personal Information gathered, used, held for use or accessed on or on behalf of GFI or any GFI Subsidiary in the conduct of its business.

(l) GFI and each GFI Subsidiary have taken commercially reasonable measures to protect against unauthorized access to, or use, modification or misuse of, Personal Information and Trade Secrets collected and owned or held by GFI or any GFI Subsidiary, or any information technology systems used by or on behalf of GFI or any GFI Subsidiary. To the Knowledge of GFI, there has not been any unauthorized disclosure or use of, or access to, any such Personal Information, Trade Secret or information technology systems.

(m) The material Software authored by GFI or any GFI Subsidiary does not, and, to the Knowledge of GFI, any other material Software that is used in their respective businesses does not, contain any Contaminants, and GFI and the GFI Subsidiaries have taken reasonable efforts to protect the computer systems (including computer and telecommunications hardware, and Software) owned, leased or used by, or licensed to, any of GFI or any GFI Subsidiary from Contaminants.

Section 3.19 Contracts.

(a) Except for this Agreement and any contract set forth in Section 3.19(a) of the GFI Disclosure Letter, neither GFI nor any GFI Subsidiary is a party to or bound by, nor are any of their respective assets, businesses or operations party to, or bound or affected by, or receive benefits under:

(i) any agreement relating to Indebtedness;

(ii) any contracts under which GFI or any of the GFI Subsidiaries has advanced or loaned any Person any amounts in excess of $500,000;

(iii) any material joint venture, partnership, limited liability company, shareholder, or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;

(iv) any material agreement relating to any strategic alliance, joint development, joint marketing, partnership or similar arrangement;

(v) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business or real property (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $2,000,000;

(vi) any material agreement with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of GFI or any GFI Subsidiary, (B) any Person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by GFI or any GFI Subsidiary or (C) any current or former director or officer of GFI or any GFI Subsidiary related to voting Securities of GFI or any GFI Subsidiary;

(vii) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which GFI or any GFI Subsidiary may engage or the manner or locations in which any of them may so engage in any business or could require the disposition of any material assets or line of business of GFI or any GFI Subsidiary;

(viii) any agreement with a non-solicitation or “most-favored-nations” pricing provision that purports to limit or restrict in any material respect GFI or any GFI Subsidiary;

(ix) any agreement, other than such agreements entered into in the ordinary course of business, under which (A) any Person (other than GFI or a GFI Subsidiary) has directly or indirectly guaranteed or provided an indemnity in respect of any liabilities, obligations or commitments of GFI or any GFI Subsidiary or (B) GFI or any GFI Subsidiary has directly or indirectly guaranteed or provided an indemnity in respect of liabilities, obligations or commitments of any other Person (other than GFI or a GFI Subsidiary) (in each case other than endorsements for the purpose of collection in a commercially reasonable manner consistent with industry practice), unless such guarantor or indemnity obligation is less than $1,000,000;

(x) any other agreement or amendment thereto that would be required to be filed as an exhibit to any GFI SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S–K under the Securities Act) that has not been filed as an exhibit to or incorporated by reference in the GFI SEC Documents filed prior to the date of this Agreement;

(xi) any agreement under which GFI or any GFI Subsidiaries has granted any Person registration rights (including demand and piggy-back registration rights);

(xii) any agreement that involves expenditures or receipts of GFI or any GFI Subsidiary in excess of $3,000,000 in the aggregate per year;

(xiii) any material agreement with any Governmental Entity;

(xiv) any material agreement between or among Affiliates of GFI;

(xv) any Lease for the GFI Leased Real Property, and any other agreement that relates in any way to the occupancy or use of any of the GFI Leased Real Property; or

(xvi) any agreement the termination or breach of which or the failure to obtain consent in respect of constitutes a Material Adverse Effect.

(b) The agreements, commitments, arrangements and plans, whether written or oral, listed or required to be listed in Section 3.19(a) of the GFI Disclosure Letter together with the GFI License Agreements are referred to herein as the “GFI Contracts.” Except as would not have a material impact on the respective businesses of GFI and the GFI Subsidiaries, (i) neither GFI nor any GFI Subsidiary is and, to the Knowledge of GFI, no other party is, in breach or violation of, or in default under, any GFI Contract, (ii) each GFI Contract is a valid and binding agreement of GFI or a GFI Subsidiary, as the case may be, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, (iii) to the Knowledge of GFI, no event has occurred which would result in a breach or violation of, or a default under, any GFI Contract (in each case, with or without notice or lapse of time or both), and (iv) each GFI Contract (including all modifications and amendments thereto and waivers thereunder) is in full force and effect with respect to GFI or the GFI Subsidiaries, as applicable, and, to the Knowledge of GFI, with respect to the other parties thereto, and have been delivered or made available to CME.

Section 3.20 Customers. Section 3.20 of the GFI Disclosure Letter sets forth the 20 largest customers for each of the Trayport Business and the FENICS Business by revenues for each of (i) the year ended December 31, 2013 and (ii) the six months ended June 30, 2014. None of such customers has indicated in writing or orally to GFI or any GFI Subsidiary any intent to discontinue or alter in a manner materially adverse to the Trayport Business or the FENICS Business, as applicable, the terms of such customer’s relationship or make any material claim that GFI or any GFI Subsidiary has breached its obligations to such customer (and neither GFI nor any GFI Subsidiary has knowledge of any such breach).

Section 3.21 Environmental Laws and Regulations. GFI and each GFI Subsidiary has complied and is in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits. Except as do not constitute a Material Adverse Effect, (i) no notice of violation, notification of liability, demand, request for information, citation, summons or order relating to or arising out of any Environmental Law has been received by GFI or any GFI Subsidiary, and (ii) no complaint has been filed, no penalty or fine has been assessed or, to the Knowledge of GFI, is threatened and no investigation, action, claim, suit or proceeding is pending or, to the Knowledge of GFI, threatened by any Person involving GFI or any GFI Subsidiary, relating to or arising out of any Environmental Law. No Release or threatened Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the Knowledge of GFI, formerly owned, leased, operated or used by GFI or any GFI Subsidiary that, in each case, has resulted in or would reasonably be expected to result in any material cost, liability or obligation of GFI or any GFI Subsidiary under any Environmental Law. There are no circumstances, actions, activities, conditions, events or incidents that could reasonably be expected to result in any material liability or obligation against GFI or any GFI Subsidiary relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by GFI or any GFI Subsidiary or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances at any location regardless of whether such location was or is owned or operated by GFI or any GFI Subsidiary. GFI has provided to CME all environmental site assessments, audits, reports, investigations and studies in the possession, custody or control of GFI or any GFI Subsidiary relating to properties or assets currently or formerly owned, leased, operated or used by GFI or any GFI Subsidiary or otherwise relating to GFI’s or any GFI Subsidiary’s compliance with Environmental Laws.

Section 3.22 Insurance Coverage. All insurance policies of GFI and the GFI Subsidiaries are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, except for such failures to be in full force and effect that constitute a Material Adverse Effect. Neither GFI nor any GFI Subsidiaries is in breach of or default under, and, to the Knowledge of GFI, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any policy.

Section 3.23 Foreign Corrupt Practices Act and International Trade Sanctions. Neither GFI, nor any GFI Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses (a) used any corporate or other funds directly or indirectly for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or any other Person, or established or maintained any unlawful or unrecorded funds in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law (including the United Kingdom Bribery Act 2010 or any laws enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials), or (b) violated or operated in noncompliance, in any material respect, with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, including the regulations enacted by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), which prohibit transactions involving parties located in countries subject to comprehensive economic sanctions by OFAC or parties identified on OFAC’s Specially Designated Nationals and Blocked Persons List.

Section 3.24 Opinion of Financial Advisors. The Special Committee has received the opinion of Greenhill & Co., LLC (the “Special Committee Financial Advisor”), dated as of July 29, 2014, to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of GFI Common Stock (other than the holders of shares of GFI Common Stock that are Beneficially Owned by the JPI Stockholder Parties and the other stockholders of JPI).

Section 3.25 Brokers. No Person other than the Persons listed on Section 3.25 of the GFI Disclosure Letter is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the Transactions based upon arrangements made by or on behalf of GFI or any GFI Subsidiary. GFI has delivered or made available to CME a true, correct and complete copy of the engagement letters with, and any other agreements providing for the payment of any fees to, the Persons listed on Section 3.25 of the GFI Disclosure Letter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CME,

MERGER SUB 1 AND MERGER SUB 2

Except as (i) set forth in the corresponding sections or subsections of a disclosure letter delivered to GFI by CME prior to the execution of this Agreement (the “CME Disclosure Letter”) (it being agreed that disclosure of any item in any Section or Subsection of the CME Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure (other than with respect to Section 4.7(b) (Absence of Certain Changes), which shall not be subject to or qualified by the information set forth in any Section or Subsection of the CME Disclosure Letter other than Section 4.7(b) (Absence of Certain Changes)) or (ii) other than with respect to the CME Identified Representations, disclosed in the CME SEC Documents filed with the SEC pursuant to the Exchange Act since January 1, 2014 and at least three Business Days prior to the date of this Agreement, excluding any disclosures set forth in any Section entitled “Risk Factors” or “Forward-Looking Statements” or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature, CME, Merger Sub 1 and Merger Sub 2 jointly and severally represent and warrant to GFI as follows:

Section 4.1 Organization. CME is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, Merger Sub 1 is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub 2 is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and each of CME, Merger Sub 1 and Merger Sub 2 has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of CME, Merger Sub 1 and Merger Sub 2 is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a CME Material Adverse Effect.

Section 4.2 Capitalization. All shares of CME Class A Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive or similar rights. All of the issued and outstanding Securities of Merger Sub 1 and Merger Sub 2 are, and at the Effective Time will be, owned by CME or a direct or indirect wholly-owned CME Subsidiary.

Section 4.3 Authorization; Board Approval; Voting Requirements. Each of CME, Merger Sub 1 and Merger Sub 2 has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, actions and, subject to receipt of the adoption of this Agreement by CME as the sole stockholder of Merger Sub 1 and as the sole member of Merger Sub 2 (which will be effected by CME prior to the Effective Time), no other corporate or limited liability company, as applicable, proceedings on the part of either CME, Merger Sub 1 or Merger Sub 2 are necessary for CME, Merger Sub 1 and Merger Sub 2 to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of CME, Merger Sub 1 and Merger Sub 2 and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of each of CME, Merger Sub 1 and Merger Sub 2, enforceable against each of CME, Merger Sub 1 and Merger Sub 2 in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.4 No Violations; Consents and Approvals.

(a) The execution and delivery of this Agreement by each of CME, Merger Sub 1 and Merger Sub 2 does not, and the consummation by each of CME, Merger Sub 1 and Merger Sub 2 of the Transactions will not: (i) conflict with any provisions of the CME, Merger Sub 1 or Merger Sub 2 Constituent Documents; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 4.4(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which CME, Merger Sub 1 or Merger Sub 2 is a party or by which CME, Merger Sub 1 or Merger Sub 2 or any of their respective assets or properties may be bound; (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any properties or assets of CME or any CME Subsidiary or (v) cause the suspension or revocation of any permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of CME’s businesses or ownership of its assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v), as do not constitute a CME Material Adverse Effect.

(b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by CME, Merger Sub 1 or Merger Sub 2 in connection with the execution or delivery of this Agreement by each of CME, Merger Sub 1 and Merger Sub 2 or the consummation by each of CME, Merger Sub 1 and Merger Sub 2 of the Transactions, except for: (i) compliance by CME with the HSR Act and the Foreign Competition Laws; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iii) the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA; (iv) the filings with the SEC of (A) the Proxy Statement/Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the Form S-4 and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (v) any registration, filing or notification required pursuant to state securities or “blue sky” laws and (vi) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain do not constitute a CME Material Adverse Effect.

Section 4.5 SEC Reports; CME Financial Statements.

(a) CME has filed or furnished all reports, schedules, forms, statements, exhibits and other documents required to be filed or furnished by it with or to the SEC since January 1, 2014 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “CME SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each CME SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each CME SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each CME SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

(b) The CME Financial Statements, which have been derived from the accounting books and records of CME and the CME Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein.

The consolidated balance sheets (including the related notes) included in the CME Financial Statements present fairly in all material respects the consolidated financial position of CME and the CME Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such CME Financial Statements present fairly in all material respects the consolidated results of operations, stockholders’ equity and cash flows of CME and the CME Subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments.

Section 4.6 Form S-4; Proxy Statement/Prospectus. None of the information supplied in writing or to be supplied in writing by CME for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement/Prospectus will, on the date it is first mailed to the stockholders of GFI and at the time of the GFI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by CME with respect to statements made or incorporated by reference in the foregoing documents based on information supplied by GFI or any GFI Subsidiary for inclusion or incorporation by reference in the foregoing documents.

Section 4.7 Absence of Certain Changes. Since January 1, 2014, (a) CME and the CME Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course consistent with past practice except as contemplated hereunder (including actions and transactions related to the Transactions), and (b) there has not been a CME Material Adverse Effect.

Section 4.8 Litigation. As of the date hereof, there is no Proceeding pending, threatened in writing or, to the Knowledge of CME, threatened against CME or any CME Subsidiary, which would reasonably be expected to restrain, enjoin or delay the consummation of any of the Transactions, and no injunction of any type has been entered or issued.

Section 4.9 Operations of Merger Sub 1 and Merger Sub 2. Merger Sub 1 and Merger Sub 2 have been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time and Subsequent Effective Time, as applicable, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or pursuant to the Transactions.

Section 4.10 Brokers. No Person other than Barclays Capital Inc. is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by CME in connection with the Transactions based upon arrangements made by or on behalf of CME.

Section 4.11 Transaction Documents.

(a) CME has delivered to the Special Committee true and correct copies of the JPI Merger Agreement, the IDB Transaction Agreement and the GFI Support Agreement, together with the exhibits and schedules thereto, pertaining to the Transactions, in each case as in effect on the date hereof. Other than as set forth on Section 4.11(a) of the CME Disclosure Letter, as of the date hereof, there are not any agreements, commitments or understandings among CME, Merger Sub 1, Merger Sub 2 and their respective Affiliates, on the one hand, and any Affiliates of GFI or Affiliates of JPI, on the other hand, other than (i) the JPI Merger Agreement, the IDB Transaction Agreement and the GFI Support Agreement and (ii) the Commercial Agreements (as defined in the IDB Transaction Agreement).

(b) The JPI Merger Agreement and the IDB Transaction Agreement are enforceable against CME, Merger Sub 1, Merger Sub 2 and their respective Affiliates (to the extent a party thereto) in accordance with their respective terms, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) None of CME, Merger Sub 1, Merger Sub 2 and their respective Affiliates has violated or breached, in any material respect, or is in material default under, the JPI Merger Agreement or the IDB Transaction Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Covenants of GFI. From the date of this Agreement until the Effective Time, unless CME shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed) or except as set forth in Section 5.1 of the GFI Disclosure Letter or otherwise expressly provided for in this Agreement or as may be required by applicable Law, GFI shall, and shall cause each of the GFI Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve substantially intact its business organization and goodwill and relationships with all Governmental Entities, Self-Regulatory Organizations, providers of order flow, customers, suppliers, business associates and others having material business dealings with it and (iii) use commercially reasonable efforts to keep available the services of its current officers and key employees and to maintain its current rights and franchises; provided, however, that no action by GFI or the GFI Subsidiaries with respect to matters specifically addressed by any provision of this Section 5.1 shall be deemed a breach of clauses (i), (ii) or (iii) above unless such action would constitute a breach of such specific provision; provided, further, that no actions or transactions taken by GFI or the GFI Subsidiaries as contemplated by Section 6.4(d) shall be deemed a breach of this Section 5.1. In addition to and without limiting the generality of the foregoing, except (a) as expressly set forth in Section 5.1 of the GFI Disclosure Letter, (b) as expressly provided for in this Agreement or (c) as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of CME (which consent may not be unreasonably withheld, conditioned or delayed), GFI shall not, and shall not permit any GFI Subsidiary to, directly or indirectly:

(a) amend or modify any of the Constituent Documents of GFI or any CME Retained Subsidiary, or materially amend or modify any of the Constituent Documents of any other GFI Subsidiary, except, in each case, in connection with the Transactions;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than dividends or distributions by wholly-owned GFI Subsidiaries to GFI or a wholly-owned GFI Subsidiary, (ii) split, subdivide, consolidate, combine or reclassify any of its Securities or issue or allot, or propose or authorize the issuance or allotment of, any other Securities or Equity Rights in respect of, in lieu of, or in substitution for, any of its Securities or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of GFI or any GFI Subsidiary;

(c) issue, allot, sell, grant, pledge or otherwise encumber any Securities or Equity Rights, other than issuances of GFI Common Stock in connection with GFI RSUs or GFI Stock Options issued prior to the date of this Agreement pursuant to the GFI Stock Plans in accordance with their terms as in effect on the date of this Agreement (other than outstanding Independent Director RSUs which shall be accelerated prior to the Closing);

(d) merge or consolidate with any Person, participate in or undertake a scheme of arrangement under the United Kingdom Companies Act 2006 or acquire the Securities or any material amount of assets of any other Person;

(e) other than in the ordinary course of business consistent with past practice, sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any assets, property or rights owned or held by GFI or any GFI Subsidiary (including Securities of a GFI Subsidiary) except (i) pursuant to the terms of a GFI Contract as of the date of this Agreement or (ii) in an amount not in excess of $1,000,000 in the aggregate;

(f) (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by GFI or any wholly-owned GFI Subsidiary to or in GFI or any wholly-owned GFI Subsidiary, (B) pursuant to any contract or other legal obligation existing at the date of this Agreement set forth in Section 5.1(f) of the GFI Disclosure Letter or (C) to employees of GFI or any GFI Subsidiary, other than Continuing Employees, in the ordinary course of business and consistent with past practice, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, indemnities, loans or advances not in existence as of the date of this Agreement, except (A) Indebtedness (other than revolving Indebtedness incurred under the Credit Agreement which will be repaid in accordance with Section 6.15) incurred in the ordinary course of business consistent with past practice not to exceed $1,000,000 in the aggregate or (B) guarantees by GFI of Indebtedness of wholly-owned GFI Subsidiaries or guarantees by GFI Subsidiaries of Indebtedness of GFI or (iii) other than as set forth in GFI’s capital budget, a copy of which was delivered to CME prior to the date hereof, or an amount not to exceed $1,000,000 made in the ordinary course consistent with past practice, make or commit to make any capital expenditure with respect to the Trayport Business, the FENICS Business or any CME Retained Subsidiary;

(g) (i) materially amend or otherwise materially modify benefits under any GFI Benefit Plan, (ii) accelerate the payment or vesting of benefits or amounts payable or to become payable under any GFI Benefit Plan as currently in effect on the date hereof (other than outstanding Independent Director RSUs which shall be accelerated prior to the Closing), (iii) fail to make any required contribution to any GFI Benefit Plan, (iv) merge or transfer any GFI Benefit Plan or the assets or liabilities of any GFI Benefit Plan, (v) change the sponsor of any GFI Benefit Plan or (vi) terminate or establish any GFI Benefit Plan, except in each case, with respect to agreements for new hires in the ordinary course of business consistent with past practices and this Section 5.1;

(h) with respect to any director, officer, employee, worker or consultant of the Trayport Business, the FENICS Business or a CME Retained Subsidiary whose aggregate annual cash compensation exceeds $200,000, (i) enter into any employment agreement that has a term of more than one year (or materially amend any employment agreement) or (ii) extend the term of any employment agreement by more than one year;

(i) increase by more than 4% the annual compensation of any director, officer, employee, worker or consultant of the Trayport Business, the FENICS Business or a CME Retained Subsidiary;

(j) hire more than seven individuals in any capacity for service in the Trayport Business, the FENICS Business or the CME Retained Subsidiaries, none of which will be entitled to aggregate annual cash compensation in excess of $200,000, other than individuals hired to replace employees of the Trayport Business, the FENICS Business or the CME Retained Subsidiaries who have been terminated or who have otherwise left the employment of the Trayport Business, the FENICS Business or the CME Retained Subsidiaries so long as such individuals are hired on substantially the same terms as the individuals they are replacing;

(k) enter into or amend or modify any severance, retention or change of control plan, program or arrangement with respect to a Continuing Employee;

(l) terminate the employment or contractual relationship of any officer, director, consultant or employee of the Trayport Business, the FENICS Business or the CME Retained Subsidiaries, other than terminations of employees or consultants in the ordinary course of business consistent with past practice and existing policies and/or terminations for cause;

(m) enter into or amend a collective bargaining agreement, other labor agreement or work rules with a labor union, labor organization or works council with respect to employees, workers, consultants, officers or directors of GFI or any GFI Subsidiary;

(n) (i) settle or compromise any Proceeding for an amount in excess of $1,000,000 or (ii) enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Proceeding, in each case, related to the Trayport Business, the FENICS Business or any CME Retained Subsidiary;

(o) (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any material Proceeding relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to material Taxes, other than any request for a determination concerning qualified status of any GFI Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes or (v) materially change any of its methods, policies or practices of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax returns for the taxable year ended December 31, 2013; or (vi) take any action outside the ordinary course of business (other than an intercompany loan by GFI Holdings Limited to GFInet Inc. in an amount sufficient to repay GFInet Inc.’s revolving loan) or material action in each case that would materially affect the conclusion of the analysis prepared by Ernst & Young LLP relating to the basis of the Purchased Interests (as defined in the IDB Transaction Agreement);

(p) take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 5.1) that would prevent the Combination from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

(q) (i) modify or amend on terms materially adverse to the Trayport Business, the FENICS Business or any CME Retained Subsidiary, or transfer, novate, assign or terminate, any GFI Contract applicable to the Trayport Business, the FENICS Business or any CME Retained Subsidiary, (ii) enter into any successor agreement to an expiring GFI Contract applicable to the Trayport Business, the FENICS Business or any CME Retained Subsidiary that changes the terms of the expiring GFI Contract in a way that is materially adverse to the Trayport Business, the FENICS Business or any CME Retained Subsidiary, (iii) enter into any new agreement that would have been considered a GFI Contract applicable to the Trayport Business, the FENICS Business or any CME Retained Subsidiary if it were entered into at or prior to the date hereof; or (iv) modify or amend in any respect or transfer, novate, assign or terminate that certain BTS Software as a Service Agreement, dated July 24, 2014, between Trayport Limited and GFI Holdings Limited;

(r) enter into, renew, extend or amend any agreements or arrangements that limit or restrict any of the CME Retained Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(s) change any method of accounting or accounting principles or practices of GFI or any GFI Subsidiary, except for any such change required by GAAP or by a Governmental Entity;

(t) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering GFI or any CME Retained Subsidiary or their respective properties which is not replaced by a comparable amount of insurance coverage, other than in the ordinary course of business consistent with past practice;

(u) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization, scheme of arrangement under the United Kingdom Companies Act 2006, or other reorganization of GFI or any of the GFI Subsidiaries;

(v) transfer, abandon, allow to lapse, or otherwise dispose of any rights to, or obtain or grant any right to any material GFI Owned Intellectual Property relating to the Trayport Business, the FENICS Business or any CME Retained Subsidiary or disclose any material Trade Secrets of the Trayport Business, the FENICS Business or any CME Retained Subsidiary to any Person other than CME or its Representatives, in each case other than in the ordinary course of business consistent with past practice; or

(w) agree or commit to do any of the foregoing.

Notwithstanding anything in this agreement to the contrary, nothing contained in this Agreement shall give CME, directly or indirectly, the right to control or direct the operations of GFI or any of the GFI Subsidiaries prior to the Effective Time. Prior to the Effective Time, GFI and the GFI Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation and Mailing of Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable following the date hereof, CME and GFI shall prepare and file with the SEC proxy materials that shall constitute the proxy statement/prospectus relating to the matters to be submitted to the stockholders of GFI at the GFI Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and CME shall prepare and file the Form S-4. The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as CME’s prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

(b) Each of CME and GFI shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as reasonably practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger.

(c) Each of CME and GFI shall, as promptly as reasonably practicable after receipt thereof, provide the other Party copies of any written comments and advise the other Party of any oral comments, requests for amendments or supplements or requests for additional information, with respect to the Proxy Statement/Prospectus received from the SEC. CME shall provide GFI with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications prior to filing such amendment, supplement or communication with the SEC and will promptly provide GFI with a copy of all such filings and communications made with the SEC.

(d) GFI shall cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Each of CME and GFI will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the CME Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4.

(e) If at any time prior to the Effective Time, (i) any event or change occurs (including, in the case of GFI, a Change in Recommendation or receipt of a Takeover Proposal) with respect to the Parties or any of their respective Affiliates, officers or directors, which should, in the applicable Party’s reasonable discretion, be set forth in an amendment of, or supplement to, the Form S-4 or the Proxy Statement/Prospectus or (ii) any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the Parties which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Parties shall file as promptly as practicable with the SEC a mutually acceptable amendment of, or supplement to, the Form S-4 or the Proxy Statement/Prospectus and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Parties; provided that, notwithstanding anything in this Agreement to the contrary, GFI, in connection with a Change in Recommendation made in compliance with the terms hereof, may amend or supplement the Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (A) a Change in Recommendation, (B) a statement of the reason of the Board of Directors of GFI for making such Change in Recommendation and (C) additional information reasonably related to the foregoing.

Section 6.2 Stockholders Meeting; Recommendation. GFI shall duly take all lawful action to call, give notice of, convene and hold a meeting of the stockholders of GFI (the “GFI Stockholders Meeting”) on a date as promptly as reasonably practicable after the Form S-4 is declared effective, and in any event within 45 days after the Form S-4 is declared effective, for the purpose of obtaining the GFI Stockholder Approval with respect to the adoption of this Agreement, and shall, subject to Section 6.5 (No Solicitation), use reasonable best efforts to solicit the adoption of this Agreement by the GFI Stockholder Approval. GFI may postpone, recess or adjourn the GFI Stockholder Meeting (a) if GFI is unable to obtain a quorum of its stockholders at the GFI Stockholders Meeting or (b) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Board of Directors of GFI (upon the recommendation of the Special Committee) has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable Laws and for such supplemental or amended disclosure to be reviewed by the stockholders of GFI prior to the GFI Stockholders Meeting. The Board of Directors of GFI (upon the unanimous recommendation of the Special Committee) shall, subject to Section 6.5(d), recommend in the Proxy Statement/Prospectus adoption of this Agreement by the stockholders of GFI to the effect as set forth in Section 3.4(b) (GFI Authorization; Board Approval) (the “GFI Recommendation”), and neither the Board of Directors of GFI nor any committee thereof (including the Special Committee), shall (i) withdraw, modify or qualify in a manner adverse to CME, or propose publicly to withdraw, modify or qualify in a manner adverse to CME, the GFI Recommendation, (ii) take any public action or make any public statement in connection with the GFI Stockholders Meeting inconsistent with such GFI Recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal (any of the actions described in clauses (i), (ii) or (iii) above, a “Change in Recommendation”) (it being understood that a “stop, look and listen” communication by the Board of Directors of GFI to the holders of GFI Common Stock pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not constitute a Change in Recommendation); provided that the Board of Directors of GFI (upon the recommendation of the Special Committee) may make a Change in Recommendation pursuant to Section 6.5(d) (No Solicitation). Notwithstanding any Change in Recommendation, unless terminated pursuant to Section 8.1 (Termination), this Agreement shall be submitted to the stockholders of GFI at the GFI Stockholder Meeting for the purpose of obtaining the GFI Stockholder Approval and nothing contained herein shall be deemed to relieve GFI of such obligation. In the event of a Change in Recommendation, GFI shall provide CME with GFI’s stockholder list and, following such Change in Recommendation until such time as this Agreement is terminated pursuant to Section 8.1 (Termination), CME may contact GFI’s stockholders without regard to the limitations contained in Section 6.9 (Public Announcements).

Section 6.3 Access to Information; Confidentiality.

(a) Upon reasonable prior notice, GFI shall, and shall cause the GFI Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) of CME reasonable access during normal business hours and without undue disruption of normal business activity during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of GFI’s and its Subsidiaries’ properties, books, records, contracts, commitments and personnel and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to CME (i) a copy of each material report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity or Self-Regulatory Organization and (ii) all other information with respect to GFI as CME may reasonably request; provided that GFI and the GFI Subsidiaries shall not be obligated to provide access to (A) any competitively sensitive information, (B) any information that would reasonably be expected to result in the loss of attorney-client privilege, (C) any information that would result in a breach of an agreement to which GFI or any of the GFI Subsidiaries is a party, (D) any information that, in the reasonable judgment of GFI, would violate any applicable Law or (E) any information that is reasonably pertinent to any litigation in which GFI or any GFI Subsidiary, on the one hand, and CME or any of its Affiliates, on the other hand, are adverse parties; provided, however, that in the case of clauses (A), (B) or (C) above, GFI shall attempt in good faith to make reasonable substitute arrangements as may be reasonably necessary to produce the relevant information in a manner that would not reasonably be expected to harm GFI’s competitive positions, to jeopardize the attorney-client privilege or to result in such breach, as applicable.

(b) As promptly as practicable following each month-end between the date of this Agreement and the Closing Date, GFI shall deliver to CME a copy of its management report (which shall include its consolidated financial statements, including its statement of cash flows, for such quarter). As promptly as practicable following each quarter-end between the date of this Agreement and the Closing Date, GFI shall deliver to CME a copy of its management report (which shall include its consolidated financial statements, including its statement of cash flows, for such quarter) along with a statement setting forth the amount as of such quarter-end of (i) Available Cash, (ii) Working Capital and (iii) Tangible Equity (including a breakdown by type of equity, including Available Cash), together with reasonable supporting detail.

(c) All information furnished pursuant to this Section 6.3 shall be subject to the confidentiality agreement, dated as of October 2, 2013, by and between GFI and CME (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.3 shall affect the representations, warranties or conditions to the obligations of the Parties contained herein.

Section 6.4 Consents and Approvals; Pre-Closing Reorganization.

(a) Subject to the terms and conditions of this Agreement, each of CME and GFI will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary and appropriate to consummate the Transactions. In furtherance and not in limitation of the foregoing, each of CME and GFI shall (i) make or cause to be made the filings required of such party under the HSR Act and the Foreign Competition Laws with respect to the Transactions as promptly as practicable after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or by any other Governmental Entity (including under any Foreign Competition Laws) in respect of such filings or such Transaction and (iii) act in good faith and reasonably cooperate with the other Party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any of the HSR Act, the Foreign Competition Laws, the Sherman Act, the Clayton Act and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to any such filing or any such Transaction. To the extent not prohibited by applicable Law, the Parties shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions. Each Party shall give each other reasonable prior notice of any substantive communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such Transaction. No Party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Parties prior notice of the meeting or conversation and, unless prohibited by such any Governmental Entity, the opportunity to attend or participate. The Parties contemplate that as a general matter both CME and GFI shall be represented at in-person meetings with any Governmental Entity. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, the Foreign Competition Laws or other Antitrust Laws.

(b) Without limiting the general obligations of CME and GFI under Section 6.4(a) (Consents and Approvals), each of CME and GFI shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the Antitrust Laws. In connection therewith and subject to Section 6.4(a) (Consents and Approvals), if any Proceeding is instituted (or threatened to be instituted) challenging any Transaction as inconsistent with or violative of any Antitrust Law, each of CME and GFI shall cooperate and use its reasonable best efforts vigorously to contest and resist (by negotiation, litigation or otherwise) any such Proceeding and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Transactions, unless CME reasonably and in good faith determines that litigation is not in its best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4(b) shall limit the right of a Party to terminate this Agreement pursuant to Section 8.1 (Termination), so long as such Party has until that time complied in all material respects with its obligations under this Section 6.4. Each of CME and GFI shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods or to obtain the necessary approvals under the HSR Act, the Foreign Competition Laws or any other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require CME or any CME Subsidiary to agree to or take any action that would result in any Burdensome Condition. None of GFI or any GFI Subsidiary shall agree to or take any action that would result in any Burdensome Condition without the prior written consent of CME. For purposes of this Agreement, a “Burdensome Condition” shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the transfer, license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of CME, GFI or any of their respective Subsidiaries or the holding separate (through the establishment of a trust or otherwise) of the Securities of any CME Subsidiary or GFI Subsidiary or (ii) imposing or seeking to impose any limitation on the ability of CME, GFI or any of their respective Subsidiaries to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of GFI, the GFI Subsidiaries, CME or the CME Subsidiaries, in each case other than (x) with respect to Antitrust Laws, any such proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws that would not impair in any material respect the expected benefits of CME and the CME Subsidiaries from or relating to the Transactions, or (y) with respect to Regulatory Approvals, any de minimis administrative or ministerial obligations of CME or any CME Subsidiary, other than, with respect to the IDB Business or IDB Subsidiaries, any such obligation that would exist following the Effective Time.

(d) GFI shall take all steps necessary to complete the Pre-Closing Reorganization prior to the Closing. All definitive documentation to implement the Pre-Closing Reorganization shall be subject to CME’s reasonable prior review and written approval (such approval not to be unreasonably withheld, conditioned or delayed).

Section 6.5 No Solicitation.

(a) Except as otherwise provided in this Section 6.5, GFI shall not, nor shall it authorize or permit any of the GFI Subsidiaries or any of its and its Subsidiaries’ respective Representatives to, directly or indirectly (i) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal, (ii) adopt, or publicly propose to adopt, or allow GFI or any GFI Subsidiary to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement, undertaking, or understanding in connection with or relating to any Takeover Proposal (other than confidentiality agreements permitted under Section 6.5(b)(i)) or (iii) other than with CME, Merger Sub 1, Merger Sub 2 or their respective Representatives or other than informing third parties of the existence of this Section 6.5, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data in connection with or relating to, any Takeover Proposal. GFI shall, and GFI shall cause the GFI Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and shall request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith in accordance with the terms of any applicable confidentiality agreement.

(b) Notwithstanding the foregoing, prior to receipt of the GFI Stockholder Approval, GFI and the Board of Directors of GFI (upon the recommendation of the Special Committee) may (directly or through their Representatives), in response to a bona fide written Takeover Proposal that was first received after the date hereof and did not otherwise result from a breach of this Section 6.5, and subject to compliance with Section 6.5(d) (Change in Recommendation):

(i) furnish information with respect to GFI and the GFI Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing provisions no less favorable in the aggregate to GFI than those contained in the Confidentiality Agreement then in effect; provided that such confidentiality agreement (A) shall be provided to CME promptly after its execution, (B) shall not contain any provisions that would prevent GFI from complying with its obligation to provide the required disclosure to CME pursuant to this Section 6.5 (No Solicitation) and (C) need not contain a standstill or similar provision that prohibits such Person from making a Takeover Proposal; provided, further, that a copy of all such information provided to such Person has previously been provided to CME or its Representatives or is provided to CME substantially concurrently with the time it is provided to such Person; and

(ii) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal.

(c) As promptly as reasonably practicable after the receipt, directly or indirectly, by GFI of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 24 hours after the receipt thereof, GFI shall provide oral and written notice to CME of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including a copy of any such written Takeover Proposal and any amendments or modifications thereto). Commencing upon the provision of any notice referred to above and continuing until such Takeover Proposal is withdrawn or the Board of Directors of GFI (upon the recommendation of the Special Committee) has provided written notice to CME that it is prepared to effect a Change in Recommendation pursuant to Section 6.5(d) (Change in Recommendation), (A) once, and not more than once, each day at mutually reasonably agreeable times, GFI (or its outside legal counsel) shall, in person or by telephone, provide CME (or its outside legal counsel) a summary of the status of such Takeover Proposal and the material resolved or unresolved issues (including the stated positions of the parties to such negotiations on such issues) related thereto, including material amendments or proposed amendments as to price and other material terms of such Takeover Proposal and (B) GFI shall, promptly upon receipt or delivery thereof, provide CME (or its outside legal counsel) with copies of all drafts and final versions (and any comments thereon) of agreements (including schedules and exhibits thereto) relating to such Takeover Proposal exchanged between GFI or any of its Representatives, on the one hand, and the person making such Takeover Proposal or any of its Representatives, on the other hand.

(d) Neither the Board of Directors of GFI nor any committee thereof (including the Special Committee) shall, directly or indirectly, effect a Change in Recommendation. Notwithstanding the foregoing, at any time prior to receipt of the GFI Stockholder Approval, the Board of Directors of GFI (upon the recommendation of the Special Committee) may, in response to a Superior Proposal or an Intervening Event, effect a Change in Recommendation; provided that the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) that the failure to do so would reasonably be likely to be inconsistent with its fiduciary duties to the stockholders of GFI under applicable Law; provided, further, that the Board of Directors of GFI may not effect such a Change in Recommendation unless (i) the Board of Directors of GFI (upon the recommendation of the Special Committee) shall have first provided prior written notice to CME that it is prepared to effect a Change in Recommendation in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information specifying such Intervening Event in reasonable detail and any other information related thereto reasonably requested by CME, it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed a Change in Recommendation, and (ii) CME does not make, within four Business Days after receipt of such notice a proposal that the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) would cause the proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal or obviates the need for a Change in Recommendation as a result of the Intervening Event, as the case may be. GFI agrees that, during the four Business Day period prior to its effecting a Change in Recommendation, GFI and its Representatives shall, if requested by CME, negotiate in good faith with CME and its Representatives (so long as CME and its Representatives are negotiating in good faith) regarding any revisions to the terms of the Transactions proposed by CME intended to cause such Takeover Proposal to no longer constitute a Superior Proposal or to obviate the need for a Change in Recommendation as a result of an Intervening Event. Any material amendment to the terms of such Superior Proposal or material change to the facts and circumstances that are the basis for such Intervening Event occurring or arising prior to the making of a Change in Recommendation shall require GFI to provide to CME a new notice and a new negotiation period of two Business Days (instead of four Business Days).

(e) Nothing contained in this Section 6.5 shall prohibit GFI or the Board of Directors of GFI (upon the recommendation of the Special Committee) from taking and disclosing any position contemplated by Rule 14e-2 promulgated under the Exchange Act or making any statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act in respect of any Takeover Proposal or making any disclosure to the stockholders of GFI if the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be likely to be inconsistent with its fiduciary duties to the stockholders of GFI under applicable Law; provided, however, that neither the Board of Directors of GFI nor any committee thereof (including the Special Committee) shall, except as expressly permitted by Section 6.5(d) (Change in Recommendation), effect a Change in Recommendation.

(f) For purposes of this Agreement:

“Intervening Event” means a material development or change in circumstances occurring or arising after the date hereof, which was not known or reasonably foreseeable to the Special Committee as of or prior to the date hereof (which change or development does not relate to a Takeover Proposal), and which becomes known to the Special Committee prior to the GFI Stockholder Approval.

“Superior Proposal” means any bona fide unsolicited written Takeover Proposal made by any party (other than CME or any CME Subsidiary) that did not result from a breach of this Section 6.5, and that, if consummated, would result in such third party (or in the case of a direct merger between such third party and GFI, the stockholders of such third party) acquiring, directly or indirectly, 80% of the voting power of GFI’s Securities or all or substantially all the assets of GFI and its Subsidiaries, taken as a whole, and that the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) to be, if consummated, more favorable to holders of GFI Common Stock than the Merger (taking into account any changes to the terms of this Agreement as may be proposed by CME in response to such Superior Proposal pursuant to Section 6.5(d)) from a financial point of view, taking into account those factors as the Board of Directors of GFI (upon the recommendation of the Special Committee) deems to be appropriate, including the likelihood of consummation.

“Takeover Proposal” means any proposal or offer for a direct or indirect (i) merger, binding share exchange, recapitalization, reorganization, scheme of arrangement under the United Kingdom Companies Act 2006, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving GFI or one or more of its Subsidiaries, (ii) the acquisition or purchase, including by lease, exchange, mortgage, pledge, transfer or other acquisition or assumption, of 20% or more of the fair value of the assets or 20% or more of any class of equity or voting securities of (A) GFI and its Subsidiaries, (B) the CME Retained Subsidiaries, (C) the Trayport Business or (D) the FENICS Business, in each case taken as a whole and in one transaction or a series of related transactions, (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing 20% or more of the voting power of GFI’s Securities, or (iv) any transaction, or combination of transactions, similar to the foregoing; provided, however, that the term “Takeover Proposal” shall not include the Transactions.

Section 6.6 Employee Matters.

(a) For the one year period following the Closing Date, CME will provide, or cause one of its Affiliates to provide, each Continuing Employee with (A) base salary at least equal to the base salary provided to the Continuing Employees immediately prior to the Closing Date and (B) benefits (other than equity compensation benefits) that, taken as a whole, are comparable in the aggregate to those provided to Continuing Employees immediately prior to the Closing Date.

(b) Except to the extent necessary to avoid the duplication of benefits, the Surviving Company shall recognize the service of each Continuing Employee with GFI or its Affiliates before the Effective Time as if such service had been performed with CME or its Affiliates (i) for all purposes under the GFI Benefit Plans maintained by the Surviving Company or its Affiliates after the Effective Time (to the extent such plans, programs, or agreements are delivered to Continuing Employees), (ii) for purposes of eligibility and vesting under any employee benefit plans and programs of the Surviving Company or its ERISA Affiliates other than the GFI Benefit Plans (the “Surviving Company Plans”) in which the Continuing Employee participates after the Effective Time, and (iii) for benefit accrual purposes under any Surviving Company Plan that is a vacation or severance plan in which the Continuing Employee participates after the Effective Time.

(c) With respect to any welfare plan maintained by the Surviving Company or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, the Surviving Company and its Affiliates shall use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by GFI or its Affiliates prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d) Prior to the Effective Time, GFI and the GFI Subsidiaries, as applicable, shall fully comply with all notice, consultation, collective bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees, workers and/or consultants to GFI and the GFI Subsidiaries in connection with the Transactions, including such obligations arising in respect of the Pre-Closing Reorganization.

(e) IDB RSUs.

(i) Assumption of IDB RSUs. Not later than five Business Days prior to the Closing Date, GFI shall take all actions necessary: (A) to provide that each GFI Stock Option (if any) outstanding immediately before the Effective Time (an “IDB Option”) shall be canceled as of the Effective Time for no consideration; (B) to provide that each GFI RSU outstanding immediately before the Effective Time and then held by any Person other than a Continuing Employee or a non-employee director of GFI (an “IDB RSU”) shall be converted into an obligation of IDB Buyer in accordance with the procedures set forth in Section 6.6(e) of the GFI Disclosure Letter, and IDB Buyer shall be solely responsible for the withholding, payment and reporting of any Tax arising with respect to the IDB Options and IDB RSUs, including Tax arising upon or as a result of any conversion or cancellation or any other taxable event with respect to the IDB RSUs and IDB Options whether before, at or after the Effective Time, including at any time after the cancellation of the IDB Options or conversion of the IDB RSUs; (C) to provide that neither CME nor any Affiliate of CME shall have any liability in respect of any IDB Option or IDB RSU, and neither CME nor any Affiliate of CME shall have any obligation to make any reports or notifications to any relevant Taxing Authority or other Governmental Entity in relation to the IDB Options or IDB RSUs; and (D) to obtain, subject to Section 6.6(e)(iii), the Consent (as defined below) of each holder of an IDB RSU to the cancellation or conversion of their IDB RSUs and a release of any claims arising in connection with such IDB RSU in favor of CME and its Affiliates in a form and at a time reasonably acceptable to GFI.

(ii) Consent. For purposes of this Section 6.6, “Consent” means (A) express consent in writing, including a release of any claims arising in connection with such IDB RSU in favor of Seller and its Affiliates, where the holder of the IDB RSU (I) is presently employed or engaged in Australia, China, Dubai, Israel, Japan, Philippines, Singapore or Switzerland, or, where such express consent is not obtained by the Closing Date, then as set forth in Section 6.6(e)(ii)(A), (II) is a person whose IDB RSU will be converted into a combination of deferred cash and equity awards or (III) (x) is presently employed or engaged in the U.K., (y) was granted the IDB RSU as a sign-on bonus at the commencement of employment, and (z) holds 30,000 or more outstanding IDB RSUs as of the date hereof; and, in all other cases (B) the insertion of implied consent language reasonably acceptable to CME into documentation governing awards to be granted by IDB Buyer on the conversion of the IDB RSUs.

(iii) Required Efforts to Secure Consent. GFI must obtain Consent from every individual described in Section 6.6(e)(ii)(A)(II). For all other IDB RSUs that are subject to an express Consent requirement under Section 6.6(e)(ii)(A), GFI must use its reasonable best efforts to obtain express consent in writing from the holder of the IDB RSU within 60 days following the date hereof, and if not obtained during such period, prior to the Closing Date.

(iv) Outstanding RSUs. No more than 60 days following the date hereof, GFI must provide CME with, for each individual identified in Section 6.6(e)(ii)(A), a complete and accurate list as of the date of delivery identifying (A) whether the individual is described in clause (I), (II) or (III) of Section 6.6(e)(ii)(A) (and in the case of individuals described in clause (I), the relevant jurisdiction), (ii) the number of shares of Genesis Common Stock subject to IDB RSUs then held by such person, and (iii) whether Consent has then been obtained in respect of such individual. GFI shall update such list and deliver it to CME not less frequently than monthly thereafter.

(f) Nothing in this Agreement, express or implied, shall be treated as an amendment of, or undertaking to amend, any employee benefit plan. Nothing in this Section 6.6, express or implied, shall confer upon any current or former employee, worker, consultant or director of GFI or a GFI Subsidiary, or legal representative or beneficiary thereof or other person, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever or a right of any employee, worker, consultant or director or beneficiary of such person under an employee benefit plan that such employee or beneficiary or other person would not otherwise have under the terms of that employee benefit plan without regard to this Agreement.

Section 6.7 Fees and Expenses. Except as set forth in Section 8.3(c) (Expense Reimbursement), whether or not the Combination is consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except with respect to Expenses of printing and mailing the Proxy Statement/Prospectus, all filing and other fees paid to the SEC in connection with the Transactions and all fees associated with the HSR Act and the Foreign Competition Laws, which shall be borne equally by CME and GFI. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement/Prospectus, the Form S-4 and any amendments or supplements thereto, the solicitation of the GFI Stockholder Approval and all other matters related to the Transactions.

Section 6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company shall indemnify and hold harmless, and provide advancement of expenses to, all past and present directors and officers of GFI and anyone who becomes a director or officer of GFI during the period from the date of this Agreement through the Closing Date (in all of their capacities) (the “Indemnified Persons”) for all acts and omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by GFI pursuant to GFI’s Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any Indemnified Persons. CME shall cause the Constituent Documents of the Surviving Corporation and the Surviving Company to contain provisions with respect to indemnification, advancement of expenses and limitation of director and officer liability that are no less favorable to the Indemnified Persons with respect to acts or omission occurring at or prior to the Effective Time than those set forth in the Constituent Documents of GFI as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Persons. From and after the Effective Time, CME shall guarantee and stand surety for, and shall cause the Surviving Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.8.

(b) Prior to the Closing Date, GFI shall, or if GFI is unable to, CME shall cause the Surviving Company as of or following the Effective Time to, purchase a six year prepaid “tail” policy on the current policies of directors’ and officers’, employed lawyers’ liability insurance and fiduciary liability insurance maintained by GFI with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) (“D & O Insurance”); provided that GFI shall not pay, and the Surviving Company shall not be required to pay, for such “tail” policy more than 300% of the current annual premium paid by GFI for such D & O Insurance. If such D & O Insurance has been obtained by GFI prior to the Effective Time, CME shall cause such D & O Insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Company. If GFI or the Surviving Company shall for any reason fail to obtain such “tail” policy, the Surviving Company or CME shall maintain for a period of six years after the Effective Time such D & O Insurance (provided that the Surviving Company or CME (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured); provided that in no event shall the Surviving Company or CME be required to pay in any one year more than 300% of the current annual premium paid by GFI for such D & O Insurance; provided, further, that if the annual premiums of such D & O Insurance exceed such amount, the Surviving Company or CME shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If CME, the Surviving Company or any of its or their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of CME or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 6.8.

(d) The obligations of CME, the Surviving Company and any successors thereto under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.8 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8)

Section 6.9 Public Announcements. CME and GFI shall develop a joint communications plan and each Party shall (a) ensure that all of its press releases and other public statements or communications with respect to the Transactions shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the Transactions. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 6.1 (Preparation and Mailing of Proxy Statement/Prospectus), neither CME, GFI nor any of their respective Affiliates shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) nothing in this Section 6.9 shall limit GFI’s or the Board of Directors of GFI’s rights under Section 6.5, (b) GFI will no longer be required to consult with CME in connection with any such press release or public statement if the Board of Directors of GFI (upon the recommendation of the Special Committee) has effected any Change in Recommendation in compliance with Section 6.5(d) or shall have resolved to do so and (c) the requirements of this Section 6.9 shall not apply to any disclosure by GFI or CME of any information concerning this Agreement or the Transactions in connection with any dispute between the Parties regarding this Agreement or the Transactions.

Section 6.10 Notice of Certain Events. Each of CME and GFI shall promptly notify the other after receiving or becoming aware of (a) any written notice from any counterparty to a GFI Contract alleging that the consent of that Person is or may be required in connection with the Transactions, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to (i) prevent or materially delay the consummation of the Transactions or (ii) result in the failure of any condition to the Closing set forth in Article VII to be satisfied, or (c) any Proceeding commenced or, to its Knowledge, threatened against, relating to or otherwise involving CME or any of the CME Subsidiaries or GFI or any of the GFI Subsidiaries, as the case may be, that relates to the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 6.11 Listing of Shares of CME Class A Common Stock. CME shall use its reasonable best efforts to cause the shares of CME Class A Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 6.12 Section 16 of the Exchange Act. Prior to the Effective Time, each of CME and GFI shall take all reasonable actions intended to cause any dispositions of GFI Common Stock (including derivative securities with respect to GFI Common Stock) resulting from the transactions contemplated by Article I and Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, as described in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 6.13 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the Transactions, the Parties shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the Transactions.

Section 6.14 Stockholder or Member Litigation. GFI shall promptly advise CME orally and in writing of any litigation brought by any stockholder of GFI against GFI and/or its directors relating to this Agreement and/or the Transactions, and shall keep CME reasonably informed regarding any such litigation. GFI shall give CME the opportunity to consult with GFI, and shall take into account and implement CME’s reasonable views, regarding the defense or settlement of any such litigation and shall not settle any such litigation without the prior written consent of CME (which consent may not be unreasonably withheld, conditioned or delayed).

Section 6.15 Actions with Respect to Existing GFI Indebtedness.

(a) GFI shall deliver to CME prior to the Closing a copy of a payoff letter, in commercially reasonable form, under the Credit Agreement, evidencing the amount necessary to repay or satisfy and discharge any Indebtedness outstanding under the Credit Agreement, the termination of all agreements and all obligations in connection therewith and the release of all Liens securing the obligations under the Credit Agreement. At or prior to the Closing, GFI shall pay such payoff amounts as provided in such payoff letter in order to terminate the Credit Agreement at the Closing.

(b) At CME’s written request, GFI shall use its reasonable best efforts to commence as soon as reasonably practicable after receipt of such request (or at such later time as specified in such request) and conduct and consummate at the time specified in such request, and on such other terms and conditions, including pricing terms, specified by CME, an offer to purchase all or a portion of the outstanding Senior Notes due 2018 (a “Tender Offer”) and/or a solicitation of consent of the holders of the Senior Notes due 2018 to such amendments to the Indenture as CME may specify (a “Consent Solicitation,” and any Tender Offer or Consent Solicitation a “Debt Offer”); provided that, (A) with respect to any Debt Offer, GFI shall not be required to commence such Debt Offer until CME shall have provided GFI with the necessary offer to purchase, consent solicitation statement, letter of transmittal, supplemental indenture or other related documents in connection with such Debt Offer (collectively, “Debt Offer Documents”) a reasonable period of time in advance of commencing such Debt Offer and (B) CME shall afford GFI a reasonable opportunity to review the material terms and conditions of the Debt Offers. The closing of any Debt Offer shall be expressly conditioned on the occurrence of the Closing (provided that, in the case of any Tender Offer that CME requires to be conducted on such terms as would satisfy any obligation of GFI under the terms of the Senior Notes due 2018 to repurchase Senior Notes due 2018 in connection with the occurrence of a repurchase event under the Indenture, as provided below, the closing of such Debt Offer may be conditioned on the occurrence of a Change of Control Repurchase Event (as defined in the Indenture) as contemplated by the Indenture). None of the Senior Notes due 2018 shall be required to be accepted for purchase or purchased pursuant to a Debt Offer prior to the Closing. GFI shall, and shall use reasonable best efforts to cause its Representatives, to provide all cooperation reasonably requested by CME in connection with any Debt Offer; provided, however, that nothing herein shall (x) require such cooperation to the extent it would unreasonably disrupt or interfere with the business or operations of GFI or any of its Subsidiaries or (y) require GFI or any of its Subsidiaries to pay any fees, incur or reimburse any costs or expenses or make any payment, prior to the occurrence of the Effective Time (except to the extent that CME promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the funding (in all other cases) to GFI or such Subsidiary therefor). The closing of each Tender Offer and each Consent Solicitation shall be conducted in compliance with applicable Laws, including SEC rules and regulations to the extent applicable. GFI shall waive any of the conditions to a Debt Offer (other than, to the extent applicable to such Debt Offer, that the Merger shall have been consummated and that there shall be no law, injunction or other legal restraint prohibiting consummation of such Debt Offer) as may be reasonably requested by CME and shall not, without the prior written consent of CME, waive any condition to a Debt Offer or make any changes to a Debt Offer. Without limitation as to the foregoing, CME may require that a Tender Offer pursuant to this Section 6.15 be conducted on such terms as would satisfy any obligation of GFI under the terms of the Senior Notes due 2018 to repurchase Senior Notes due 2018 in connection with the occurrence of a repurchase event under the Indenture. In connection with any Consent Solicitation, if the requisite valid consents from holders of the Senior Notes due 2018 have been received in accordance with the Indenture and the terms of such Consent Solicitation, GFI shall use its reasonable best efforts (including reasonable best efforts to cause its counsel to deliver such legal opinions as are required under the Indenture) to cause the Trustee to execute a supplemental indenture to the Indenture to implement the amendments thereto authorized in such Consent Solicitation; provided that no such amendment shall (x) be effective until immediately prior to the Effective Time unless the operative provisions of such supplemental indenture would, by their terms, revert and be deemed never to have been in effect in the event that this Agreement is terminated in accordance with the provisions hereof or would cease to apply if the Effective Time never occurs or (y) be operative with respect to any period prior to the Effective Time.

(c) If requested by CME in writing, GFI shall take all actions requested by CME reasonably necessary, including the issuance of one or more notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the Senior Notes due 2018 pursuant to the Indenture, in order to effect the satisfaction and discharge of the Indenture with respect to the Senior Notes due 2018 and/or the covenant defeasance of the Senior Notes due 2018, in each case pursuant to the Indenture (such a satisfaction and discharge or defeasance, a “Discharge” of the Senior Notes due 2018), and shall effect such Discharge of the Senior Notes due 2018 at the Effective Time or at such other time thereafter as may be specified by CME; provided that (i) in no event shall GFI be required to consummate a Discharge of the Senior Notes due 2018 or issue any irrevocable notice of redemption with respect to the Senior Notes due 2018 prior to the Closing, (ii) to the extent that a Discharge of the Senior Notes due 2018 can be conditioned on the completion of the Merger, it will be so conditioned, (iii) prior to GFI being required to issue any notice of redemption with respect to Senior Notes due 2018, CME shall set aside, or shall cause to be set aside, sufficient funds to deliver to GFI to effect such redemption and (iv) prior to GFI being required to effect a Discharge of the Senior Notes due 2018, CME shall deliver to, or shall cause to be delivered to, GFI or a paying agent selected or approved by CME and reasonably acceptable to GFI funds sufficient to enable GFI to effect such Discharge of the Senior Notes due 2018. GFI shall provide, and shall use reasonable best efforts to cause its Representatives to provide, any other cooperation reasonably requested by CME to facilitate any Discharge.

(d) The Debt Offer Documents (including all amendments or supplements thereto) and all other communications with the holders of the Senior Notes due 2018 in connection with any Debt Offer or any Discharge shall be subject to prior review of, and comment by, CME and GFI and shall be reasonably acceptable to each of them. GFI shall not waive any condition to any Debt Offer or Discharge other than as agreed in writing between CME and GFI. GFI shall, and shall cause the GFI Subsidiaries and its and their Representatives to, provide all cooperation reasonably requested by CME in connection with any Debt Offer or Discharge. Without limitation as to the foregoing, GFI and the GFI Subsidiaries shall, and shall use reasonable best efforts to cause its counsel to, furnish legal opinions in customary form and scope relating to GFI and the GFI Subsidiaries, the Indenture and the Senior Notes due 2018 and the Merger to the extent required by the Indenture in connection with any Debt Offer (including any supplemental indentures in connection therewith) or Discharge; provided that CME will provide such assistance and information in connection therewith as is reasonably requested by GFI. In connection with any Debt Offer or Discharge, CME may select one or more dealer managers, information agents, solicitation agents, tabulation agents, depositaries and other agents, in each case reasonably acceptable to GFI, to provide assistance in connection therewith, and GFI shall use reasonable best efforts to enter into customary agreements with such parties so selected on terms reasonably satisfactory to CME (any such agreement, an “Agent Agreement”).

(e) GFI and CME shall keep each other reasonably informed regarding the status, results and timing of any Debt Offer or Discharge. If, at any time prior to the completion of any Tender Offer or Consent Solicitation, GFI, on the one hand, or CME, on the other hand, discovers any information that should be set forth in an amendment or supplement to the offer and/or consent solicitation documents so that such documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use its reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by CME describing such information shall be disseminated by or on behalf of GFI to the holders of the Senior Notes due 2018. Notwithstanding anything to the contrary in this Section 6.15, GFI and CME shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other Law to the extent applicable in connection with any Tender Offer or Consent Solicitation, and such compliance will not be deemed a breach hereof.

(f) Any obligation of GFI pursuant to this Section 6.15 to consummate any Debt Offer, redemption or Discharge shall, in each case, be subject to CME delivering or causing to be delivered to GFI or to the Trustee or applicable paying agent, tender or solicitation agent, as the case may be, on or prior to the date of such consummation, sufficient funds to consummate such Tender Offer, Consent Solicitation, redemption or Discharge, as applicable. CME shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, solicitation agent, tabulation agent, depositary or other agent retained in connection with the Debt Offers to the extent, in the amounts and at the times payable pursuant to the applicable Agent Agreement. CME further agrees to reimburse GFI and its Subsidiaries for all of their documented reasonable out-of-pocket costs and expenses (including documented reasonable fees and disbursements of counsel) in connection with the Debt Offers and the Discharge of any Senior Notes due 2018, promptly following the incurrence thereof and the delivery by GFI to CME of reasonably satisfactory documentation thereof. CME shall indemnify and hold harmless GFI, IDB Buyer and their respective Affiliates and Representatives from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties of any type actually suffered or incurred by any of them in connection with the Debt Offer, the Discharge of any Senior Notes due 2018 and/or the provision of information utilized in connection therewith (other than information provided in writing by GFI specifically for use in connection therewith), in each case, except to the extent that any such obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties, fees, costs or other liabilities are suffered or incurred as a result of GFI’s or its Representatives’ gross negligence, bad faith, willful misconduct or material breach of this Agreement, as applicable, or arise from disclosure provided by GFI or its Representatives (including disclosures incorporated by reference in any Debt Offer document) that contained a material misstatement or omission.

(g) GFI shall use its reasonable best efforts to ensure compliance with and discharge of the obligations of GFI under the Indenture in accordance with the terms thereof. Prior to the Effective Time, GFI shall use its reasonable best efforts to take all necessary actions in accordance with the terms of the Indenture, including delivery of any supplemental indentures, legal opinions, officers’ certificates or other documents or instruments, in connection with the consummation of the Merger.

(h) GFI shall, and shall use its reasonable best efforts to cause its Representatives to, reasonably cooperate with CME in maintaining and/or seeking upgrades to the credit ratings assigned to the Senior Notes due 2018 by each Rating Agency (as defined in the Indenture), such cooperation to include assisting with the preparation of, and furnishing such information as CME may reasonably request for inclusion in, customary materials for rating agency presentations and participating in a reasonable number of meetings and sessions with each Rating Agency (as defined in the Indenture); provided that nothing in this Section 6.15(h) will require such cooperation to the extent it would unreasonably disrupt or interfere with the business or operations of GFI or any of its Subsidiaries. CME will reimburse GFI and its Representatives for their documented reasonable out-of-pocket costs and expenses in connection with providing such cooperation promptly following the incurrence thereof and the delivery by GFI to CME of reasonably satisfactory documentation thereof.

Section 6.16 Tax Matters. GFI and each GFI Subsidiary will duly and timely file with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes in any jurisdiction for which GFI is required by a Governmental Entity to file such Tax Returns, including, but not limited to those Tax Returns required to be filed in respect of all material Taxes not yet due and payable with respect to the results of operations of GFI and each GFI Subsidiary, whether or not such Taxes are asserted by the relevant Governmental Entity or Taxing Authority, and such Tax Returns will be true, correct and complete in all material respects.

Section 6.17 Stock Exchange Delisting; Exchange Act Deregistration. Prior to the Closing Date, GFI shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Laws and rules and policies of the New York Stock Exchange (the “NYSE”) to enable the delisting of GFI Common Stock from the NYSE and the deregistration of GFI Common Stock under the Exchange Act on the Closing Date.

Section 6.18 Certain Financial Information. No later than three Business Days prior to the Closing Date, GFI shall prepare in good faith (in consultation with CME) and deliver to CME a certificate executed by the chief financial officer of GFI (the “Estimated Closing Certificate”) setting forth the estimated amount as of the Closing Date, immediately following the consummation of the Transactions and giving effect thereto, of (i) Available Cash, (ii) Working Capital, prepared in accordance with the sample calculation set forth in Section 1.1(d) of the GFI Disclosure Letter, and (iii) Tangible Equity (including a breakdown by type of equity, including Available Cash), prepared in accordance with the sample calculation set forth in Section 1.1(c) of the GFI Disclosure Letter, together with reasonable supporting detail. The Estimated Closing Certificate shall be in the form set forth in Section 6.18 of the GFI Disclosure Letter. Following delivery of the Estimated Closing Certificate and prior to the Closing, GFI will provide CME and its Representatives with reasonable access to the books and records, personnel and related work papers of GFI and its Subsidiaries in connection with CME’s review of the Estimated Closing Certificate and the information set forth therein.

Section 6.19 Transaction Documents. CME, Merger Sub 1 and Merger Sub 2 will not, and will cause their Affiliates not to, amend the JPI Merger Agreement, the IDB Transaction Agreement or the GFI Support Agreement or waive any conditions thereto in a manner adverse to GFI (or materially more favorable to the applicable counter party thereto) without the prior written consent of the Special Committee (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Combination. The respective obligations of each Party to effect the Combination are subject to the satisfaction or, to the extent permitted by applicable Law and the terms hereof, waiver, on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. GFI shall have obtained the GFI Stockholder Approval; provided that, without the written consent of the Special Committee, neither GFI nor CME may waive the requirement to obtain the Disinterested Stockholder Approval.

(b) Stock Exchange Listing. The shares of CME Class A Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq.

(c) Regulatory Approval. (i) Any waiting period (and any extension thereof) applicable to the Combination under the HSR Act and the Foreign Competition Laws set forth in Section 7.1(c)(i) of the GFI Disclosure Letter shall have been terminated or shall have expired and no action shall have been instituted by the Antitrust Division or the FTC or under any Foreign Competition Laws set forth in Section 7.1(c)(i) of the GFI Disclosure Letter challenging or seeking to enjoin the consummation of the Combination or impose a Burdensome Condition, which action shall not have been withdrawn, terminated or finally resolved, (ii) all approvals applicable to the Combination under any Foreign Competition Laws set forth in Section 7.1(c)(ii) of the GFI Disclosure Letter shall have been obtained and such approvals shall not be subject to a Burdensome Condition, (iii) all Regulatory Approvals set forth in Section 7.1(c)(iii) of the GFI Disclosure Letter shall have been obtained and such approvals shall not be subject to a Burdensome Condition, and (iv) all Notices set forth in Section 7.1(c)(iv) of the GFI Disclosure Letter shall have been provided and all required related acknowledgements shall have been obtained and such acknowledgements shall not have imposed a Burdensome Condition.

(d) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated after the date of this Agreement, and no temporary restraining order, preliminary or permanent injunction or other Order shall have been issued and remain in effect, by a Governmental Entity or Self-Regulatory Organization of competent jurisdiction having the effect of making the Combination illegal or otherwise prohibiting consummation of the Combination, or seeking to impose a Burdensome Condition (collectively, “Restraints”) unless such Restraint is vacated, terminated or withdrawn; provided that prior to asserting this condition, the Party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 6.4) to prevent the entry of such Restraint and to appeal as promptly as possible any judgment that may be entered.

(e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) Other Transactions. Each of the conditions to the closing of the JPI Mergers and the IDB Transaction shall have been satisfied or waived (in the case of such waiver, in compliance with Section 6.19 (Transaction Documents)).

Section 7.2 Conditions to Obligations of CME, Merger Sub 1 and Merger Sub 2. The obligations of CME, Merger Sub 1 and Merger Sub 2 to effect the Combination are subject to the satisfaction, or waiver by CME, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of GFI set forth in this Agreement, (i) other than the GFI Identified Representations, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made do not constitute a Material Adverse Effect, and (ii) with respect to the GFI Identified Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except with respect to the representations and warranties contained in Section 3.3, for de minimis inaccuracies. CME shall have received a certificate of the chief executive officer or the chief financial officer of GFI to such effect.

(b) Performance of Obligations of GFI. GFI shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and CME shall have received a certificate of the chief executive officer or the chief financial officer of GFI to such effect.

(c) Tax Opinion. CME shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to CME, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Combination will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of CME and GFI will be a party to such reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of CME, GFI and others.

(d) Other Transactions. The Pre-Closing Reorganization shall have been completed in compliance with Section 6.4(d).

(e) Minimum Working Capital and Cash. Immediately following the consummation of the Transactions and after giving effect thereto, the CME Retained Subsidiaries shall have available (i) Working Capital equal to or greater than $1,200,000 and (ii) Available Cash equal to or greater than $40,000,000 or, if GFI makes its January 2015 principal and interest payment on the Senior Notes due 2018 prior to the Closing, $35,300,000, and CME shall have received a certificate of the chief financial officer of GFI, which shall be consistent with the Estimated Closing Certificate (with such changes reasonably agreed by CME), to such effect.

Section 7.3 Conditions to Obligations of GFI. The obligations of GFI to effect the Combination are subject to the satisfaction, or waiver by GFI, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of CME, Merger Sub 1 and Merger Sub 2 set forth in this Agreement, (i) other than the CME Identified Representations, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or CME Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made do not constitute a CME Material Adverse Effect, and (ii) with respect to the CME Identified Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date). GFI shall have received a certificate of the chief executive officer or the chief financial officer of CME to such effect.

(b) Performance of Obligations of CME, Merger Sub 1 and Merger Sub 2. Each of CME, Merger Sub 1 and Merger Sub 2 shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and GFI shall have received a certificate of the chief executive officer or the chief financial officer of CME to such effect.

(c) Tax Opinion. GFI shall have received an opinion of White & Case LLP, in form and substance reasonably satisfactory to GFI, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Combination will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of GFI and CME will be a party to such reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of GFI, CME and others.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Combination may be abandoned at any time prior to the Effective Time, whether before or after receipt of the GFI Stockholder Approval:

(a)	by mutual written consent of CME and GFI;

(b)	by either CME or GFI, if:

(i) Termination Date. The Combination shall not have been consummated by March 15, 2015 (the “Outside Date”);

(ii) Restraint. Any Restraint (other than a temporary restraining order, preliminary injunction or similar non-permanent Order) having any of the effects set forth in Section 7.1(d) (No Injunctions or Restraints; Illegality) shall be in effect and shall have become final and non-appealable;

(iii) No Stockholder Approval. The GFI Stockholder Approval shall not have been obtained at the GFI Stockholders Meeting or any adjournments or postponements thereof; or

(iv) Other Transactions. Either the JPI Merger Agreement or the IDB Transaction Agreement is terminated in accordance with its terms;

provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any such condition.

(c)	by CME, if:

(i) Breach by GFI. GFI shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by GFI prior to the Outside Date or is not cured by the earlier of (x) 30 days following written notice to GFI by CME of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Section 7.2(a) (Representations and Warranties) or Section 7.2(b) (Performance of Obligations of GFI) to be satisfied; provided that CME, Merger Sub 1 or Merger Sub 2 is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Section 7.3(a) (Representations and Warranties) or Section 7.3(b) (Performance of Obligations of CME, Merger Sub 1 and Merger Sub 2) to be satisfied;

(ii) Violation of No Solicitation. GFI or any of the GFI Subsidiaries or any of its and their respective Representatives shall have breached in any material respect any of their respective obligations under Section 6.5 (No Solicitation); or

(iii) Failure to Recommend or Change in Recommendation. The Board of Directors of GFI or the Special Committee shall (1) fail to include the GFI Recommendation in the Proxy Statement/Prospectus, (2) effect a Change in Recommendation, (3) following the public disclosure or announcement of a Takeover Proposal, fail to publicly reaffirm the GFI Recommendation within five Business Days after CME so requests in writing or (4) in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fail to recommend that GFI’s stockholders reject such tender offer or exchange offer within the ten Business Day period specified in Section 14e-2(a) under the Exchange Act; provided, however, that CME shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(iii) from and after receipt of the GFI Stockholder Approval.

(d)	by GFI, if:

(i) Breach by CME. CME, Merger Sub 1 or Merger Sub 2 shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by CME, Merger Sub 1 or Merger Sub 2 prior to the Outside Date or is not cured by the earlier of (x) thirty 30 days following written notice to CME, Merger Sub 1 or

Merger Sub 2 by GFI of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Section 7.3(a) (Representations and Warranties) or Section 7.3(b) (Performance of Obligations of CME, Merger Sub 1 and Merger Sub 2); provided that GFI is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Section 7.2(a) (Representations and Warranties) or Section 7.2(b) (Performance of Obligations of GFI) to be satisfied; or

(ii) Issuance Cap. The aggregate number of shares of CME Class A Common Stock issuable in the Transactions but for the last sentence of Section 1.7(b) would exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on the trading day immediately before the date hereof (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon).

Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1 (Termination), the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party with respect thereto, except for the confidentiality provisions of Section 6.3 (Access to Information; Confidentiality) and the provisions of this Section 8.2, Section 8.3 (Termination Fee and Expense Reimbursement) and Article IX (General Provisions), each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement.

Section 8.3 Termination Fee and Expense Reimbursement.

(a) If (x) this Agreement is terminated pursuant to (i) Section 8.1(b)(iii) (No Stockholder Approval), (ii) Section 8.1(c)(i) (Breach by GFI), (iii) Section 8.1(c)(ii) (Violation of No Solicitation) or (iv) Section 8.1(c)(iii) (Failure to Recommend or Change in Recommendation) and (y) within twelve months of such termination, (A) GFI enters into a definitive agreement to consummate a transaction contemplated by any Takeover Proposal (regardless of when made and such transaction is thereafter consummated (regardless of when consummated)) or (B) GFI consummates a transaction contemplated by any Takeover Proposal (regardless of when made), then GFI shall pay, or cause to be paid, to CME, by wire transfer of immediately available funds, an amount equal to $20,143,121 less the amount, if any, of the Expenses of CME paid by GFI pursuant to Section 8.3(b), concurrently with the consummation of such transaction; provided that, solely for purposes of this Section 8.3(a), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.5(f) (No Solicitation), except that all references to 20% shall be changed to 50%.

(b) If this Agreement is terminated pursuant to Section 8.1(b)(iii) (No Stockholder Approval), then GFI shall reimburse CME for all of its reasonable and documented Expenses up to a maximum amount of $5,755,177 within five Business Days of delivery of a reasonable detailed written notice from CME requesting payment thereof.

(c) If this Agreement is terminated pursuant to Section 8.1(b)(i) (Termination Date), Section 8.1(b)(ii) (Restraint), or Section 8.1(b)(iv) (Other Transactions) in connection with any failure to obtain any required Regulatory Approval set forth in Section 7.1(c)(iii) of the GFI Disclosure Letter, then GFI shall reimburse CME for all of its reasonable Expenses up to a maximum amount of $10 million within five Business Days of delivery of a reasonably detailed written notice from CME requesting payment thereof.

(d) GFI agrees that the agreements contained in this Section 8.3 are an integral part of this Agreement, and that, without these agreements, CME would not enter into this Agreement. Accordingly, if GFI fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, CME commences a suit that results in a judgment against GFI for such amounts, GFI shall pay interest on such amounts from the date the payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the reasonable Expenses of CME in connection with such suit.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.8 (Directors’ and Officers’ Indemnification and Insurance)) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, by email (which is confirmed), or sent by a nationally recognized overnight courier service (providing proof of delivery). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to CME, Merger Sub 1 or Merger Sub 2, to:

CME Group Inc.

20 South Wacker Drive

Chicago, IL 60606

Attention:     Kathleen M. Cronin, General Counsel

Email:           legalnotices@cmegroup.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, IL 60606

Attention:    Rodd M. Schreiber, Esq.

                    Richard C. Witzel, Jr., Esq.

Email:          Rodd.Schreiber@skadden.com

                     Richard.Witzel@skadden.com

If to GFI, to:

GFI

55 Water Street

New York, NY 10041

Attention:    Christopher D’Antuono

Email:          christopher.dantuono@gfigroup.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:    Jeffrey R. Poss, Esq.

Email:          jposs@willkie.com

If to the Special Committee, to:

Special Committee

GFI

55 Water Street

New York, NY 10041

Attention:    Christopher D’Antuono

Email:          christopher.dantuono@gfigroup.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Attention:    Morton A. Pierce, Esq.

                    Bryan J. Luchs, Esq.

Email:          mpierce@whitecase.com

                     Bryan.Luchs@whitecase.com

Section 9.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings (including headings contained in parentheticals to Section and Article references) contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As it relates to GFI, the words “made available” shall be deemed to mean that such information was (a) provided in writing to CME or its Representatives, (b) included in GFI’s electronic data room or (c) was otherwise available in GFI’s public filings on the SEC’s public website (www.sec.gov); provided, that the immaterial omission of a document or part of a document shall not mean that such information was not “made available.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Agreement.

Section 9.5 Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (including the Exhibits and the Parties’ disclosure letters hereto), the Confidentiality Agreement, the JPI Merger Agreement, the IDB Transaction Agreement and the GFI Support Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b) This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for (i) from and after the Effective Time, the rights of the stockholders of GFI to receive the Merger Consideration, (ii) from and after the Effective Time, the right of the holders of Continuing Employee RSUs to receive the CME RSUs and (iii) the Indemnified Persons who may enforce the provisions of Section 6.8 (Directors’ and Officers’ Indemnification and Insurance). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.9 (Extension; Waiver) without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.8 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors (and in the case of GFI, upon the recommendation thereof by the Special Committee), at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of GFI, but, after such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors (and in the case of GFI, upon the recommendation thereof by the Special Committee), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or, except as provided in Section 7.1(a), conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 (Notices) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties (on behalf of themselves and the third-party beneficiaries of this Agreement provided in Section 9.5(b) (Third Party Beneficiaries)) shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

* * * * *

IN WITNESS WHEREOF, GFI, CME, Merger Sub 1 and Merger Sub 2 have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GFI GROUP INC.

By:	/s/ Michael Gooch
Name: Michael Gooch Title: Executive Chairman

CME GROUP INC.

By:
Name: Title:

COMMODORE ACQUISITION CORP.

By:
Name: Title:

COMMODORE ACQUISITION LLC

By:
Name: Title:

[Agreement and Plan of Merger]

CME GROUP INC.

By:	/s/ Kathleen M. Cronin
Name: Kathleen M. Cronin Title: General Counsel

[Signature Page to Agreement and Plan of Merger]

COMMODORE ACQUISITION CORP.

By:	/s/ James E. Parisi
Name: James E. Parisi Title: Treasurer

[Signature Page to Agreement and Plan of Merger]

COMMODORE ACQUISITION LLC

By:	/s/ James E. Parisi
Name: James E. Parisi Title: Treasurer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of GFI Support Agreement

[Agreement and Plan of Merger]